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CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee

Exchange Traded Notes due April 20, 2020 Linked to the Cushing® 30 MLP Index	$15,000,000	$1,069.50

        Credit Suisse

Pricing Supplement No. ETN-2 To the Prospectus Supplement dated March 25, 2009 and Prospectus dated March 25, 2009	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-158199-10 April 13, 2010

$1,000,000,000 Exchange Traded Notes due April 20, 2020 Linked to the Cushing® 30 MLP Index ("ETNs")

General

•
The ETNs are designed for investors who seek exposure to the Cushing® 30 MLP Index (the "Index"). If the value of the Index declines, investors should be willing to lose up to 100% of their investment.

•
The ETNs may pay a quarterly coupon as described in this pricing supplement. Since the payment of any quarterly coupon is uncertain, investors should not expect to receive fixed periodic interest payments.

•
The ETNs are senior medium-term notes of Credit Suisse AG, acting through its Nassau Branch, maturing April 20, 2020.

•
The denomination and stated principal amount of each ETN is $20.00. Any future issuances of ETNs may be issued at a price that is higher or lower than the stated principal amount, based on the indicative value of the ETNs at that time.

•
The initial issuance of ETNs priced on April 13, 2010 (the "inception date") and is expected to settle on April 19, 2010 (the "initial settlement date"). Delivery of the ETNs in book-entry form only will be made through The Depository Trust Company ("DTC").

Key Terms

Issuer:	Credit Suisse AG ("Credit Suisse"), acting through its Nassau Branch
CUSIP/ISIN:	22542D852 / US22542D8526
Index:
The return on the ETNs will be based on the performance of the Index during the term of the ETNs. The Index is reported by Bloomberg under the ticker symbol "MLPX <Index>". The Index tracks the performance of 30 companies which hold mid-stream energy infrastructure assets in North America. The securities considered for inclusion in the Index must be publicly traded securities that represent either the limited or general partner interests of a partnership that is an operating company, or common units of a limited liability company that is an operating company (each, an "MLP"). We refer to MLPs whose securities are included in the Index as "Constituent MLPs". The mid-stream energy sector involves the gathering, processing, transportation and storage of crude oil and natural gas. The Index is periodically rebalanced so that the securities of the Constituent MLPs are equally-weighted. For more information on the Index see "The Index" in this pricing supplement.
Payment at Maturity:
If your ETNs have not previously been repurchased by Credit Suisse, at maturity you will receive a cash payment, per $20 principal amount ETN, equal to (a) the product of (i) $20 and (ii) the Index Factor on the Final Valuation Date, plus (b) the final Coupon Payment determined on the Final Valuation Date, if any, minus (c) the fee shortfall on the Final Valuation Date, if any. In no event, however, will the payment at maturity be less than zero.
Index Factor:
The Index Factor on any given day, including the Final Valuation Date, will be equal to the closing level of the Index on that day divided by the initial Index level. The initial Index level is equal to 282.92, the closing level of the Index on the inception date. The closing level of the Index on any Trading Day will be determined by the calculation agent based upon the closing level published on the Bloomberg page "MLPX <Index>" or any successor page on Bloomberg or any successor service, as applicable.
Secondary Market:
We intend to list the ETNs on NYSE Arca under the ticker symbol "MLPN". If an active secondary market in the ETNs develops, we expect that investors will purchase and sell the ETNs primarily in this secondary market. We have no obligation to list or maintain this listing on NYSE Arca or any listing on any other exchange, and may delist the ETNs at any time.
Repurchase of the ETNs at Your Option:
Subject to the requirements described below, you may offer $2,000,000 stated principal amount (100,000 ETNs) or more of your ETNs to Credit Suisse for repurchase on any Business Day during the term of the ETNs until the Business Day immediately preceding the last scheduled Valuation Date that is not the Final Valuation Date, which we anticipate will be April 7, 2020. If you elect to offer your ETNs for repurchase, and the requirements for acceptance by Credit Suisse are met, you will receive a cash payment in an amount equal to the "daily repurchase value", which is a cash payment per $20 principal amount ETN equal to (a) the product of (i) $20 and (ii) the Index Factor on the applicable Valuation Date, plus (b) the Coupon Payment determined on the applicable Valuation Date, if any, minus (c) the fee shortfall on such Valuation Date, if any. In no event, however, will the daily repurchase value be less than zero. In addition, you will receive the Coupon Payment with respect to the Coupon Valuation Date immediately preceding the applicable Valuation Date if, on the relevant Valuation Date, the Ex-Date with respect to such Coupon Payment has not yet occurred. Credit Suisse Securities (USA) LLC ("CSSU") may charge investors an additional fee of up to $0.03 for each ETN that is repurchased at the investor's option.
Repurchase of the ETNs at Our Option:
We have the right to repurchase the ETNs in whole but not in part on any Business Day during the term of the ETNs beginning April 20, 2012, if, at anytime on or after April 20, 2012 , the principal amount of the ETNs outstanding is $10,000,000 (500,000 ETNs) or less. We will also have the right to repurchase the ETNs in the event the ETNs are not currently listed on a national stock exchange or the publication of the Index is discontinued and no successor index is appointed. Our right to repurchase the ETNs will expire on the Business Day immediately preceding the last scheduled Valuation Date that is not the Final Valuation Date, which we anticipate will be April 7, 2020. Upon any such repurchase, you will receive a cash payment in an amount equal to the daily repurchase value. In addition, you will receive the Coupon Payment with respect to the Coupon Valuation Date immediately preceding the applicable Valuation Date if, on the relevant Valuation Date, the Ex-Date with respect to such Coupon Payment has not yet occurred.

Investing in the ETNs involves a number of risks. See "Risk Factors" beginning on page PS-14 of this pricing supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the ETNs or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

The agent for this offering, CSSU, is our affiliate. We sold $15,000,000 in principal amount of the ETNs on the inception date to CSSU and through one or more dealers purchasing as principals through CSSU at 100% of their stated principal amount of $20 each. The initial ETNs sold to CSSU will be sold to investors over time. Additional ETNs may be offered and sold from time to time through our affiliate, CSSU, and one or more dealers. We will receive proceeds equal to 100% of the offering price of the ETNs we issue and sell after the initial settlement date.

CSSU and any other dealer in any subsequent distribution is expected to charge normal commissions for the purchase of the Securities. In exchange for providing certain services relating to the distribution of the ETNs, CSSU, a member of the Financial Industry Regulatory Authority ("FINRA"), may receive all or a portion of the Investor Fee. In addition, CSSU may charge investors a fee of up to $0.03 per ETN that is repurchased at the investor's option. Please see "Supplemental Plan of Distribution (Conflicts of Interest)" in this pricing supplement for more information.

The ETNs are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

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Credit Suisse

April 13, 2010.

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Coupon Payment:	On each Coupon Payment Date, for each $20 principal amount ETN, you will receive a cash payment on the applicable Coupon Payment Date equal to (a) the MLP Distribution Amount minus (b) the Investor Fee, each calculated as of the corresponding Coupon Valuation Date. To the extent that the MLP Distribution Amount is less than the Investor Fee, there will be no Coupon Payment made on the corresponding Coupon Payment Date, and an amount equal to the absolute value of the difference between the MLP Distribution Amount and the Investor Fee calculated on such Coupon Valuation Date (the "fee shortfall") will be added to the Investor Fee with respect to the next Coupon Valuation Date. The Coupon Payment will be paid to the holder of an ETN as of the applicable Coupon Record Date.
Repurchase Mechanics:
Repurchase at Your Option: You may offer your ETNs to Credit Suisse for repurchase on any Business Day during the term of the ETNs beginning on April 14, 2010 (for an anticipated April 15, 2010 Valuation Date and a Repurchase Date of April 20, 2010) through the Business Day immediately preceding the last scheduled Valuation Date that is not the Final Valuation Date, which we anticipate will be April 7, 2020 (for an anticipated April 8, 2020 Valuation Date and a Repurchase Date of April 13, 2020). To offer your ETNs for repurchase, you and your broker must deliver an irrevocable offer for repurchase to Credit Suisse no later than 10:00 a.m., New York City time, on the Business Day immediately preceding the applicable Valuation Date and follow the procedures set forth under "Specific Terms of the ETNs—Repurchase Procedures." If you fail to comply with these procedures, your offer will be deemed ineffective and Credit Suisse will not be obligated to repurchase your ETNs. Unless the scheduled Repurchase Date is postponed as described in this pricing supplement, the final day on which Credit Suisse will repurchase your ETNs will be April 13, 2020. As such, we anticipate that you must offer your ETNs for repurchase no later than April 7, 2020. CSSU may charge a fee of up to $0.03 per ETN which is repurchased at your option.

Repurchase at Our Option: If we exercise our right to repurchase the ETNs, we will deliver an irrevocable call notice to DTC (the holder of the global note). The last day on which we can deliver a repurchase notice is the Business Day immediately preceding the last scheduled Valuation Date that is not the Final Valuation Date, which we anticipate will be April 7, 2020. The Trading Day immediately succeeding the date the irrevocable call notice was delivered to DTC shall be the Valuation Date applicable to such repurchase, subject to postponement as described herein.
Valuation Date:
Valuation Date means each Trading Day from April 15, 2010 to April 8, 2020, inclusive, and April 14, 2020. We refer to April 14, 2020, as the "Final Valuation Date." If there is a Market Disruption Event occurring on a Valuation Date, such Valuation Date, including the Final Valuation Date, may be postponed as provided herein.
Repurchase Date:
A Repurchase Date is the third Business Day following a Valuation Date. Unless the scheduled Repurchase Date is postponed as described herein, the final day on which Credit Suisse will repurchase your ETNs will be April 13, 2020. As such, we anticipate that you must offer your ETNs for repurchase no later than April 7, 2020.
Coupon Valuation Date:
The 15th of February, May, August and November of each calendar year (or if any such day is not a scheduled Trading Day, the next succeeding scheduled Trading Day) as well as the Final Valuation Date and any Valuation Date corresponding to a Repurchase Date.
Coupon Payment Date:
The fifteenth Business Day following the applicable Coupon Valuation Date, provided that the Coupon Payment Date corresponding to the Final Valuation Date or any Valuation Date corresponding to a Repurchase Date will be the Maturity Date or such Repurchase Date, as applicable. In addition, if a Repurchase Date or the Maturity Date occurs prior to a scheduled Coupon Payment Date for which the Coupon Payment has been determined but not yet paid, instead of such Coupon Payment being paid on the regularly scheduled Coupon Payment Date, such Coupon Payment will be paid on either (i) the Maturity Date or (ii) the Repurchase Date applicable to a Valuation Date if, as of such Valuation Date, the Ex-Date with respect to such Coupon Payment has not yet occurred, as applicable.
Coupon Period:
With respect to each Coupon Valuation Date, the period commencing on, but excluding, the previous Coupon Valuation Date (or, with respect to the first Coupon Period, commencing on but excluding the initial settlement date) to, and including, such Coupon Valuation Date.
Coupon Record Date:	With respect to each Coupon Payment Date, the ninth scheduled Business Day following the corresponding Coupon Valuation Date.
Ex-Date:
With respect to a Coupon Payment, the first day on which the primary exchange or market for trading of the ETNs is scheduled to be open for trading that the ETNs trade without the right to receive the Coupon Payment.
MLP Distribution Amount:
As of any Coupon Valuation Date, an amount equal to the gross cash distributions that a "reference holder" would have been entitled to receive in respect of the Constituent MLPs held by such reference holder on the "record date" with respect to such Constituent MLPs, for those cash distributions whose "ex-dividend date" occurs during the Coupon Period with respect to such Coupon Valuation Date. A "reference holder" is, as of any date of determination, a hypothetical holder of a number of units of each Constituent MLP equal to the product of (a) the number of units of such Constituent MLP currently represented in the Index and (b) the Multiplier. The reference holder is intended to reflect the hypothetical exposure the holder of a single ETN would have to each MLP Constituent at any given time.

Notwithstanding the foregoing, with respect to cash distributions for a Constituent MLP which is scheduled to be paid prior to the applicable Ex-Date, if, and only if, the issuer of such Constituent MLP fails to pay the distribution to holders of such Constituent MLP by the scheduled payment date for such distribution, such distribution will be assumed to be zero for the purposes of calculating the applicable MLP Distribution Amount.

Unless the calculation agent determines that such information is not sufficient or accurate, the MLP Distribution Amount is expected to reflect the sum of the Daily Dividend Points on each Trading Day in a Coupon Period multiplied by the Multiplier. The "Daily Dividend Points" on any Trading Day is the value displayed on Bloomberg page "DES" for the Index on such day.
Multiplier:	The Multiplier is equal to 0.070691, the quotient of 20 divided by the initial Index level.
Investor Fee:
With respect to any Coupon Valuation Date, including the Final Valuation Date, the Investor Fee will be equal to (a) (i) the annual investor fee multiplied by (ii) the number of days in the Coupon Period with respect to such Coupon Valuation Date divided by 365 multiplied by (iii) $20 multiplied by (iv) the Index Factor, plus (b) the fee shortfall from the previous Coupon Valuation Date, if any. There will only be a fee shortfall from the previous Coupon Valuation Date if the MLP Distribution Amount on such previous Coupon Valuation Date minus the Investor Fee on such previous Coupon Valuation Date was negative. In such case, the fee shortfall is equal to the absolute value of such negative number. The annual investor fee is equal to 0.85%.

Because the Investor Fee reduces your Coupon Payment and may reduce the amount of your return at maturity or upon repurchase, the level of the Index must increase by an amount equal to the percentage of the principal amount represented by the Investor Fee, minus the Coupon Payments, if any, in order for you to receive an aggregated amount over the term of the ETNs equal to at least the principal amount of your investment. If the level of the Index decreases or does not increase sufficiently, you will receive less, and possibly significantly less, than the principal amount of your investment at maturity or upon repurchase by Credit Suisse.
Trading Day:
A Trading Day is a day on which (i) the level of the Index is calculated and published, (ii) trading is generally conducted on the New York Stock Exchange, NYSE Arca and the Nasdaq Stock Market and (iii) trading is generally conducted on the markets on which the equity securities underlying the Index are traded, in each case as determined by the calculation agent in its sole discretion.
Business Day:
A Business Day is a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in New York City generally are authorized or obligated by law, regulation or executive order to close.

 TABLE OF CONTENTS

SUMMARY	PS-1
RISK FACTORS	PS-14
THE INDEX	PS-23
DESCRIPTION OF THE ETNS	PS-33
SPECIFIC TERMS OF THE ETNS	PS-34
CLEARANCE AND SETTLEMENT	PS-43
USE OF PROCEEDS AND HEDGING	PS-43
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS	PS-44
SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)	PS-49
BENEFIT PLAN INVESTOR CONSIDERATIONS	PS-50
LEGAL MATTERS	PS-51
ANNEX A	A-1
ANNEX B	B-1

        You should read this pricing supplement together with the accompanying prospectus supplement dated March 25, 2009 and the prospectus dated March 25, 2009, relating to our Medium-Term Notes of which these ETNs are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

  •
  Prospectus supplement dated March 25, 2009:

  http://www.sec.gov/Archives/edgar/data/1053092/000104746909003093/a2191799z424b2.htm

  •
  Prospectus dated March 25, 2009:

  http://www.sec.gov/Archives/edgar/data/1053092/000104746909003289/a2191966z424b2.htm

        Our Central Index Key, or CIK, on the SEC website is 1053092.

        This pricing supplement, together with the documents listed above, contains the terms of the ETNs and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in "Risk Factors" in this pricing supplement and the accompanying prospectus supplement, as the ETNs involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisers before deciding to invest in the ETNs. You should rely only on the information contained in this document or in any documents to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these ETNs. The information in this document may only be accurate on the date of this document.

        The distribution of this pricing supplement and the accompanying prospectus supplement and prospectus and the offering of the ETNs in some jurisdictions may be restricted by law. If you possess this pricing supplement, you should find out about and observe these restrictions.

        In this pricing supplement and the accompanying prospectus supplement and prospectus, unless otherwise specified or the context otherwise requires, references to "Credit Suisse", the "Company", "we", "us" and "our" are to Credit Suisse AG, acting through its Nassau Branch, and references to "dollars" and "$" are to United States dollars.

i

 SUMMARY

        The following is a summary of terms of the ETNs, as well as a discussion of risks and other considerations you should take into account when deciding whether to invest in the ETNs. References to the "prospectus" mean our accompanying prospectus, dated March 25, 2009, references to the "prospectus supplement" mean our accompanying prospectus supplement, dated March 25, 2009.

        We may, without providing you notice or obtaining your consent, create and issue ETNs in addition to those offered by this pricing supplement having the same terms and conditions as the ETNs. We may consolidate the additional ETNs to form a single class with the outstanding ETNs.

What are the ETNs and how do they work?

        The ETNs are medium-term notes of Credit Suisse AG ("Credit Suisse"), acting through its Nassau branch, the return on which is linked to the performance of the Cushing® 30 MLP Index (the "Index").

        We may pay a quarterly coupon as described in this pricing supplement. Since the payment of any quarterly coupon is uncertain, investors should not expect to receive fixed periodic interest payments. The ETNs are not principal-protected and are fully exposed to any decline in the Index. Depreciation of the Index will reduce your payment at maturity or upon repurchase, and you could lose your entire investment.

        For a description of how the payment at maturity and upon repurchase, respectively, are calculated, please refer to the "Specific Terms of the ETNs—Payment at Maturity" and "Specific Terms of the ETNs—Payment upon Repurchase" sections herein.

What is the Index and who publishes the level of the Index?

        The Index was created by Swank Energy Income Advisors, LP ("Swank"), as index sponsor (the "Index Sponsor"). The Index tracks the performance of 30 companies which hold mid-stream energy infrastructure assets in North America. The securities considered for inclusion in the Index must be publicly traded securities that represent either the limited or general partner interests of a partnership that is an operating company, or common units of a limited liability company that is an operating company (each, an "MLP"). We refer to those MLPs whose securities are included in the Index as "Constituent MLPs". The mid-stream energy sector involves the gathering, processing, transportation and storage of crude oil and natural gas.

        The Index was established in November 2009 with an initial value of 100 for a base date of August 1, 2001. The Index is rebalanced on a quarterly basis in February, May, August and November of each year. On the Trading Day immediately succeeding the third Friday of any such month the weight of each Constituent MLP will be reset so that all the Constituent MLPs are equally weighted. In addition to the quarterly rebalancings, the Index is continually reviewed for changes, or operational adjustments, to the Index composition necessitated by extraordinary corporate actions, including mergers, takeovers, spin-offs, delistings and bankruptcy filings involving the Constituent MLPs. Changes to the Index may occur between the quarterly review periods if a specific corporate event makes a Constituent MLP ineligible. Swank has contracted with Standard & Poor's Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. ("S&P"), as Index calculation agent to maintain and calculate the Index. The Bloomberg ticker symbol of the Index is "MLPX <Index>".

        The ETNs are not in any way sponsored, endorsed or promoted by the Index Sponsor or S&P. Neither the Index Sponsor nor S&P has any obligation to take the needs of any person into consideration in composing, determining, rebalancing or calculating the Index (or causing the Index to be calculated). In addition, neither the Index Sponsor nor S&P makes any warranty or representation whatsoever, express or implied, as to the results to be obtained from the use of the

Index and/or the value of the Index at any particular time on any particular day or otherwise, and neither the Index Sponsor nor S&P shall be liable, whether in negligence or otherwise, to any person for any errors or omissions in the Index or in the calculation of the Index or under any obligation to advise any person of any errors or omissions therein.

        For more information, please refer to "The Index" in this pricing supplement.

How will the Coupon Payments be determined for the ETNs?

        On each Coupon Payment Date, for each $20 principal amount ETN, you will receive a cash payment on the applicable Coupon Payment Date equal to (a) the MLP Distribution Amount minus (b) the Investor Fee, each calculated as of the corresponding Coupon Valuation Date.

        To the extent that the MLP Distribution Amount is less than the Investor Fee, there will be no Coupon Payment made on the corresponding Coupon Payment Date, and an amount equal to the absolute value of the difference between the MLP Distribution Amount and the Investor Fee calculated on such Coupon Valuation Date (the "fee shortfall") will be added to the Investor Fee with respect to the next Coupon Valuation Date.

        The MLP Distribution Amount, as of any Coupon Valuation Date, will be an amount equal to the gross cash distributions that a "reference holder" would have been entitled to receive in respect of the Constituent MLPs held by such reference holder on the "record date" with respect to such Constituent MLPs, for those cash distributions whose "ex-dividend date" occurs during the Coupon Period with respect to such Coupon Valuation Date. A "reference holder" is, as of any date of determination, a hypothetical holder of a number of units of each Constituent MLP equal to the product of (a) the number of units of such Constituent MLP currently represented in the Index and (b) the Multiplier. The reference holder is intended to reflect the hypothetical exposure the holder of a single ETN would have to each MLP Constituent at any given time.

        Notwithstanding the foregoing, with respect to cash distributions for a Constituent MLP which is scheduled to be paid prior to the applicable Ex-Date (as defined below), if, and only if, the issuer of such Constituent MLP fails to pay the distribution to holders of such Constituent MLP by the scheduled payment date for such distribution, such distribution will be assumed to be zero for the purposes of calculating the applicable MLP Distribution Amount.

        Unless the Calculation Agent (as defined below) determines that such information is not sufficient or accurate, the MLP Distribution Amount is expected to reflect the sum of the Daily Dividend Points on each Trading Day during a Coupon Period multiplied by the Multiplier. The "Daily Dividend Points" on any Trading Day is the value displayed on Bloomberg page "DES" for the Index on such day.

        The Multiplier is equal to 0.070691, the quotient of 20 divided by the initial Index level.

        The Investor Fee, with respect to any Coupon Valuation Date, including the Final Valuation Date, will be equal to (a) (i) the annual investor fee multiplied by (ii) the number of days in the Coupon Period with respect to such Coupon Valuation Date divided by 365 multiplied by (iii) $20 multiplied by (iv) the Index Factor, plus (b) the fee shortfall from the previous Coupon Valuation Date, if any. There will only be a fee shortfall from the previous Coupon Valuation Date if the MLP Distribution Amount on such previous Coupon Valuation Date minus the Investor Fee on such previous Coupon Valuation Date was negative. In such case, the fee shortfall is equal to the absolute value of such negative number.

        The annual investor fee is equal to 0.85%.

        Because the Investor Fee reduces your Coupon Payment and may reduce the amount of your return at maturity or upon repurchase, the level of the Index must increase by an amount equal to the percentage of the principal amount represented by the Investor Fee, minus the Coupon

Payments, if any, in order for you to receive an aggregated amount over the term of the ETNs equal to at least the principal amount of your investment. If the level of the Index decreases or does not increase sufficiently, you will receive less, and possibly significantly less, than the principal amount of your investment at maturity or upon repurchase by Credit Suisse.

        The Index Factor on any Valuation Date will be equal to the closing level of the Index on that Valuation Date divided by the initial Index level.

        The initial Index level is equal to 282.92, the closing level of the Index on the inception date.

        The closing level of the Index on any Trading Day will be determined by the Calculation Agent based upon the closing level published on the Bloomberg page "MLPX <Index>" or any successor page on Bloomberg or any successor service, as applicable.

        A Coupon Period with respect to each Coupon Valuation Date is the period commencing on, but excluding, the previous Coupon Valuation Date (or, with respect to the first Coupon Period, commencing on but excluding the initial settlement date) to, and including such Coupon Valuation Date.

        For a further description of how your Coupon Payment will be calculated, see "—Hypothetical Examples—Hypothetical Coupon Payment Calculation" below and "Specific Terms of the ETNs" in this pricing supplement.

When will the Coupon Payment be paid?

        A Coupon Payment Date will be the fifteenth Business Day following the applicable Coupon Valuation Date, provided that the Coupon Payment Date corresponding to the Final Valuation Date or any Valuation Date corresponding to a Repurchase Date will be the Maturity Date or such Repurchase Date, as applicable. In addition, if a Repurchase Date or the Maturity Date occurs prior to a scheduled Coupon Payment Date for which the Coupon Payment has been determined but not yet paid, instead of such Coupon Payment being paid on the regularly scheduled Coupon Payment Date, such Coupon Payment will be paid on either (i) the Maturity Date or (ii) the Repurchase Date applicable to a Valuation Date if, as of such Valuation Date, the Ex-Date with respect to such Coupon Payment has not yet occurred, as applicable.

        A Coupon Valuation Date will be the 15th of February, May, August and November of each calendar year (or if any such day is not a scheduled Trading Day, the next succeeding scheduled Trading Day) as well as the Final Valuation Date and any Valuation Date corresponding to a Repurchase Date.

        The Coupon Payment will be paid to the holder of an ETN as of the applicable Coupon Record Date, which will be the ninth scheduled Business Day following the corresponding Coupon Valuation Date.

        The "Ex-Date", with respect to a Coupon Payment, will be the first day on which the primary exchange or market for trading of the ETNs is scheduled to be open for trading that the ETNs trade without the right to receive the Coupon Payment.

How will payment at maturity or payment at repurchase be determined for the ETNs?

        Unless your ETNs have been previously repurchased by us, either at your election or at ours, the ETNs will mature on April 20, 2020. Further details on the conditions and the procedures applicable to any such repurchase are set forth in this pricing supplement.

  Payment at maturity

        If your ETNs have not previously been repurchased by Credit Suisse, at maturity you will receive a cash payment, per $20 principal amount ETN, equal to (a) the product of (i) $20 and

(ii) the Index Factor on the Final Valuation Date, plus (b) the final Coupon Payment determined on the Final Valuation Date, if any, minus (c) the fee shortfall on the Final Valuation Date, if any. In no event, however, will the payment at maturity be less than zero.

        The Index Factor on the Final Valuation Date will equal the closing level of the Index on the Final Valuation Date divided by the initial Index level.

        The fee shortfall on the Final Valuation Date will be, if the MLP Distribution Amount is less than the Investor Fee, each determined on the Final Valuation Date, equal to the absolute value of the difference between such MLP Distribution Amount and such Investor Fee. If such MLP Distribution Amount is equal to or greater than such Investor Fee, the fee shortfall on the Final Valuation Date will be zero.

        Because the Investor Fee reduces your Coupon Payment and may reduce the amount of your return at maturity or upon repurchase, the level of the Index must increase by an amount equal to the percentage of the principal amount represented by the Investor Fee, minus the Coupon Payments, if any, in order for you to receive an aggregated amount over the term of the ETNs equal to at least the principal amount of your investment. If the level of the Index decreases or does not increase sufficiently, you will receive less, and possibly significantly less, than the principal amount of your investment at maturity or upon repurchase by Credit Suisse.

        For a further description of how your payment at maturity will be calculated, see "—Hypothetical Examples—Hypothetical Examples of the Payment at Maturity" below and "Specific Terms of the ETNs" in this pricing supplement.

        If the Final Valuation Date, is not a Trading Day or if a Market Disruption Event occurs or is continuing on the Final Valuation Date, the Calculation Agent will postpone the Final Valuation Date until the next Trading Day on which no Market Disruption Event occurs or is continuing, for up to six scheduled Trading Days. If a Market Disruption Event occurs or is continuing on such sixth scheduled Trading Day, the Calculation Agent will determine the closing level of the Index applicable to the Final Valuation Date according to the methodology described under "Specific Terms of the ETNs—Market Disruption Events" below. If the Final Valuation Date is postponed, the Maturity Date will also be postponed to the fifth Business Day following the Final Valuation Date as postponed. For more information on Market Disruption Events and their effect on the calculation of the payment you will receive at maturity, see "Specific Terms of the ETNs—Market Disruption Events" and "—Payment at Maturity" in this pricing supplement.

  Payment Upon Repurchase

        We have the right to repurchase the ETNs in whole and not in part on any Business Day during the term of the ETNs beginning April 20, 2012 if, at anytime on or after April 20, 2012, the principal amount of the ETNs outstanding is $10,000,000 (500,000 ETNs) or less. We will also have the right to repurchase the ETNs in the event the ETNs are not currently listed on a national stock exchange or the publication of the Index is discontinued and no successor index is appointed. Our right to repurchase the ETNs will expire on the Business Day immediately preceding the last scheduled Valuation Date that is not the Final Valuation Date, which we anticipate will be April 7, 2020. To repurchase the ETNs, we will deliver an irrevocable call notice to The Depository Trust Company ("DTC"), as holder of the global note. The Trading Day immediately succeeding the date the irrevocable call notice was delivered to DTC shall be the Valuation Date applicable to such repurchase, subject to postponement due to the occurrence of a Market Disruption Event.

        At your election you may, subject to certain restrictions, offer your ETNs for repurchase by Credit Suisse on any Business Day during the term of the ETNs, beginning on April 14, 2010 (for an anticipated April 15, 2010 Valuation Date and a Repurchase Date of April 20, 2010) through the Business Day immediately preceding the last scheduled Valuation Date that is not the Final

Valuation Date, which we anticipate will be April 7, 2020 (for an anticipated April 8, 2020 Valuation Date and a Repurchase Date of April 13, 2020), provided that you offer at least $2,000,000 stated principal amount of ETNs (100,000 ETNs) for repurchase and follow the procedures as described below. The Trading Day immediately succeeding the Business Day on which you deliver a valid repurchase notice to Credit Suisse shall be the Valuation Date applicable to such repurchase, subject to postponement due to the occurrence of a Market Disruption Event.

        If you choose to offer your ETNs for repurchase or they are repurchased at our option, you will receive a cash payment on the Repurchase Date in an amount equal to the "daily repurchase value", which is a cash payment per $20 principal amount ETN equal to (a) the product of (i) $20 and (ii) the Index Factor on the applicable Valuation Date, plus (b) the Coupon Payment determined on the applicable Valuation Date, if any, minus (c) the fee shortfall on such Valuation Date, if any. In no event, however, will the daily repurchase value be less than zero. In addition, you will receive the Coupon Payment with respect to the Coupon Valuation Date immediately preceding the applicable Valuation Date if, on the relevant Valuation Date, the Ex-Date with respect to such Coupon Payment has not yet occurred. For the avoidance of doubt, Credit Suisse Securities (USA) LLC ("CSSU") will act as our agent in connection with any repurchases at your option and may charge investors an additional fee of up to $0.03 for each ETN.

        The Index Factor on any Valuation Date will be equal to the closing level of the Index on that Valuation Date divided by the initial Index level.

        The fee shortfall on such Valuation Date will be, if the MLP Distribution Amount is less than the Investor Fee, each determined on such Valuation Date, equal to the absolute value of the difference between such MLP Distribution Amount and such Investor Fee. If such MLP Distribution Amount is equal to or greater than such Investor Fee, the fee shortfall on such Valuation Date will be zero.

        Because the Investor Fee reduces your Coupon Payment and may reduce the amount of your return at maturity or upon repurchase, the level of the Index must increase by an amount equal to the percentage of the principal amount represented by the Investor Fee, minus the Coupon Payments, if any, in order for you to receive an aggregated amount over the term of the ETNs equal to at least the principal amount of your investment. If the level of the Index decreases or does not increase sufficiently, you will receive less, and possibly significantly less, than the principal amount of your investment at maturity or upon repurchase by Credit Suisse.

        A Repurchase Date is the third Business Day following a Valuation Date. A Valuation Date is each Trading Day from April 15, 2010 to April 8, 2020, inclusive, and April 14, 2020. Unless your scheduled Repurchase Date is postponed due to a Market Disruption Event, the final day on which Credit Suisse will repurchase your ETNs will be April 13, 2020. As such, we anticipate that you must offer your ETNs for repurchase no later than April 7, 2020. A Valuation Date may be postponed up to six scheduled Trading Days due to a Market Disruption Event. If postponement of a Valuation Date due to a Market Disruption Event occurs, such postponement will continue until the Trading Day on which there is no Market Disruption Event, for up to six scheduled Trading Days. If a Market Disruption Event occurs or is continuing on such sixth scheduled Trading Day, the Calculation Agent will determine the closing level of the Index applicable to such Valuation Date according to the methodology described under "Specific Terms of the ETNs—Market Disruption Events" below. If a Valuation Date is postponed, the corresponding Repurchase Date will also be postponed to the third Business Day following such Valuation Date as postponed. For more information on Market Disruption Events and their effect on the calculation of the payment that you will receive upon repurchase, see "Specific Terms of the ETNs—Market Disruption Events" and "—Payment Upon Repurchase" in this pricing supplement.

How will the ETNs be issued?

        The denomination and stated principal amount of each ETN is $20. Any future issuances of ETNs may be issued at a price higher or lower than the stated principal amount, based on the indicative value of the ETNs at that time. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the ETNs in the form of a global certificate (the global note), which will be held by DTC or its nominee. Direct and indirect participants in DTC will record beneficial ownership of the ETNs by individual investors. Accountholders in the Euroclear or Clearstream Banking clearance systems may hold beneficial interests in the ETNs through the accounts those systems maintain with DTC. You should refer to the section "Description of Notes—Book-Entry, Delivery and Form" in the accompanying prospectus supplement and the section "Description of Debt Securities—Book-Entry System" in the accompanying prospectus.

Will I receive fixed periodic interest on the ETNs?

        No. We will not make any fixed periodic payments of interest during the term of the ETNs, although you may receive quarterly Coupon Payments as described in this pricing supplement. Unless you elect to have your ETNs repurchased by Credit Suisse, you will not receive any other payments on the ETNs prior to maturity of the ETNs.

How do you sell your ETNs?

        We intend to list the ETNs on NYSE Arca under the symbol "MLPN". If an active secondary market in the ETNs develops, we expect that investors will purchase and sell the ETNs primarily in this secondary market.

How do you offer your ETNs for repurchase by Credit Suisse?

        If you wish to offer your ETNs to Credit Suisse for repurchase, you and your broker must follow the following procedures:

  •
  your broker must deliver a completed irrevocable Offer for Repurchase, a form of which is attached as Annex A to this pricing supplement, to Credit Suisse by 10:00 a.m., New York City time, on the Business Day immediately preceding the Valuation Date applicable to the Repurchase Date. One portion of the Offer for Repurchase must be completed by you as beneficial owner of the ETNs and the other portion must be completed by your broker. You must offer $2,000,000 stated principal amount or more of your ETNs (100,000 ETNs) for repurchase by Credit Suisse on any Repurchase Date. Credit Suisse must acknowledge receipt from your broker in order for your offer to be effective;

  •
  your broker must book a delivery vs. payment trade with respect to your ETNs on the applicable Valuation Date at a price equal to the applicable daily repurchase value, facing Credit Suisse; and

  •
  your broker must cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable Repurchase Date (the third Business Day following the Valuation Date).

Different brokers and DTC participants may have different deadlines for accepting instructions from their customers. Accordingly, you should consult the brokerage firm or other DTC participant through which you own your interest in the ETNs in respect of such deadlines. If Credit Suisse does not receive your offer for repurchase by 10:00 a.m., New York City time, on the Business Day immediately preceding the applicable Valuation Date, your notice will not be effective and we will not accept your offer to repurchase your ETNs on the applicable Repurchase Date. Any repurchase instructions that we receive in accordance with the procedures described above will be irrevocable.

What are some of the risks of the ETNs?

        An investment in the ETNs involves risks. Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in "Risk Factors" in this pricing supplement.

  •
  Uncertain Principal Repayment—Your principal is not protected. If the level of the Index decreases, or does not increase, minus the Coupon Payments, if any, by an amount equal to the percentage of the principal amount represented by the Investor Fee, you will receive less, and possibly significantly less, than your original investment in the ETNs.

  •
  No Fixed Interest Payments—You will not receive any fixed periodic interest payments on the ETNs, and your quarterly Coupon Payments are uncertain and could be zero.

  •
  A Trading Market for the ETNs May Not Develop—Although we intend to list the ETNs on NYSE Arca under the symbol "MLPN", a trading market for your ETNs may not develop. We are not required to maintain any listing of the ETNs on NYSE Arca or any other exchange.

  •
  Credit Risk of the Issuer—Any payments you are entitled to receive on your ETNs are subject to the ability of Credit Suisse to pay its obligations as they come due.

  •
  Restrictions on Repurchases by Credit Suisse—You must offer at least $2,000,000 stated principal amount of ETNs (100,000 ETNs) to Credit Suisse for your offer for repurchase to be considered.

  •
  Your Offer for Repurchase Is Irrevocable—You will not be able to rescind your offer for repurchase after it is received by Credit Suisse, so you will be exposed to market risk in the event market conditions change after Credit Suisse receives your offer.

  •
  Uncertain Tax Treatment—No ruling is being requested from the Internal Revenue Service ("IRS") with respect to the tax consequences of the ETNs. There is no direct authority dealing with securities such as the ETNs, and there can be no assurance that the IRS will accept, or that a court will uphold, the tax consequences described in this pricing supplement. In addition, you should note that the IRS and the U.S. Treasury Department have announced a review of the tax treatment of prepaid forward contracts. Accordingly, no assurance can be given that future tax legislation, regulations or other guidance may not change the tax treatment of the ETNs. Potential investors should consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the ETNs, including possible alternative treatments.

  •
  Call Feature—Your ETNs may be repurchased on or after April 20, 2012 if the principal amount of the ETNs outstanding is $10,000,000 (500,000 ETNs) or less. We will also have the right to repurchase the ETNs in the event the ETNs are not currently listed on a national stock exchange or the publication of the Index is discontinued and no successor index is appointed.

Is this the right investment for you?

        The ETNs may be a suitable investment for you if:

  •
  You seek an investment with a return linked to the performance of the Index and Coupon Payments which are dependent on the distributions on the Constituent MLPs.

  •
  You believe the level of the Index will increase by an amount greater than the percentage of the principal amount represented by the Investor Fee, minus the Coupon Payments, if any,

    sufficient to provide you with a satisfactory return on your investment during the term of the ETNs.

  •
  You are willing to accept the risk of fluctuations in the level of the Index.

        The ETNs may not be a suitable investment for you if:

  •
  You are not willing to be exposed to fluctuations in the level of the Index or the amount of distributions on the Constituent MLPs.

  •
  You seek a guaranteed return of principal.

  •
  You believe the level of the Index will decrease or will not increase by an amount greater than the percentage of the principal amount represented by the Investor Fee, minus the Coupon Payments, if any, sufficient to provide you with a satisfactory return on your investment during the term of the ETNs.

  •
  You prefer the lower risk and therefore accept the potentially lower returns of conventional debt securities with comparable maturities and credit ratings.

Does an investment in the ETNs entitle you to any ownership interests in the Constituent MLPs?

        No. An investment in the ETNs does not entitle you to any ownership interest or rights in the Constituent MLPs. You will not have any voting rights with respect to any Constituent MLPs, receive distributions or have any other interest or rights in any Constituent MLPs as a result of your ownership of the ETNs.

Will the ETNs be distributed by affiliates of Credit Suisse?

        Our affiliate, CSSU, a member of the Financial Industry Regulatory Authority ("FINRA") will participate in the initial distribution of the ETNs on the initial settlement date and will likely participate in any future distribution of the ETNs. CSSU is expected to charge normal commissions for the purchase of any ETNs and may also receive all or a portion of the Investor Fee. In addition, CSSU may charge investors an additional fee of up to $0.03 per ETN that is repurchased at the investor's option. Any offering in which CSSU participates will be conducted in compliance with the requirements of NASD Rule 2720 of FINRA regarding a FINRA member firm's distribution of the securities of an affiliate and related conflicts of interest. In accordance with NASD Rule 2720, CSSU may not make sales in offerings of the ETNs to any of its discretionary accounts without the prior written approval of the customer. Please see the section entitled "Supplemental Plan of Distribution (Conflicts of Interest)" in this pricing supplement.

What are the U.S. federal income tax consequences of investing in the ETNs?

        Please refer to "Certain United States Federal Income Tax Considerations" on page PS-44 for a discussion of certain U.S. federal income tax considerations for making an investment in the ETNs.

How has the Index performed historically?

        Hypothetical and actual historical values of the Index as well as distributions on the Constituent MLPs are provided in the section "The Index—Hypothetical Historical and Actual Historical Data on the Index" in this pricing supplement. Past performance is based upon a certain set of data, estimates and assumption and is not necessarily indicative of how the Index would have performed under a different set of parameters or how the Index will perform in the future.

Hypothetical Examples

        Credit Suisse International will serve as calculation agent (the "Calculation Agent") for the ETNs. Set forth below are hypothetical examples detailing the steps that Credit Suisse International, acting as the Calculation Agent, will take to calculate the Coupon Payments and the payment on the ETNs at maturity.

Hypothetical Coupon Payment Calculation

The following table shows the calculation of the hypothetical Coupon Payment on each quarterly Coupon Payment Date over a hypothetical period of five quarters. The hypothetical Coupon Payments set forth below are for illustrative purposes only and may not be the actual Coupon Payments with respect to any Coupon Payment Date. The actual Coupon Payment on any Coupon Payment Date will be determined by reference to the MLP Distribution Amount and the Investor Fee (including any fee shortfall), each calculated as of the corresponding Coupon Valuation Date and may be substantially different from any amounts set forth below. The figures in the table below have been rounded for convenience. Given the indicated assumptions, a holder on the applicable Record Date will receive a Coupon Payment as indicated in column G, according to the indicated formula.

Annual Investor Fee	Hypothetical Days in Each Coupon Period	Principal	Initial Index Level
0.85%	90	$20.00	282.92

A	B	C	D	E	F	G	H
Quarter	Index Level	Index Factor	MLP Distribution Amount as of the Applicable Coupon Valuation Date	Investor Fee (excluding Fee Shortfall From Previous Coupon Valuation Date)	Investor Fee (including Fee Shortfall From Previous Coupon Valuation Date)	Coupon Payment	Fee Shortfall for the Following Coupon Valuation Date

A	B	B/Initial Index Level		0.85%* (90/365)* $20* C

1	319.70	1.13	$0.00	$0.05	$0.05	$0.00	$0.05
2	370.85	1.31	$1.00	$0.05	$0.10	$0.90	$0.00
3	385.69	1.36	$0.02	$0.06	$0.06	$0.00	$0.04
4	420.40	1.49	$0.04	$0.06	$0.10	$0.00	$0.06
5	441.42	1.56	$1.00	$0.07	$0.13	$0.87	$0.00

Hypothetical Examples of the Payment at Maturity

The following examples show how the ETNs would perform in hypothetical circumstances. We have included two examples in which the Index has increased by approximately 450% at maturity, as well as two examples in which the Index has decreased by approximately 50% at maturity. For ease of analysis and presentation, the following examples assume that the term of the ETNs is 10 quarters, that no Coupon Payment was paid during the term of the ETNs and the MLP Distribution Amount for each Coupon Period is zero. These examples highlight the behavior of the indicative value in different circumstances. For further information on the indicative value, see "Description of the ETNs—Indicative Value" below. The figures presented in these examples have been rounded for convenience. Figures for hypothetical quarter 10 are as of the Final Valuation Date, and, given the indicated assumptions, a holder will receive a payment at maturity as indicated in column F, according to the indicated formula. Although your payment upon repurchase will be calculated in the same manner as the payment at maturity examples described below, you should be aware that CSSU, our agent for any repurchases at your option, may charge a fee of up to $0.03 per ETN repurchased.

Example 1. Assumptions: This example assumes that the Index has increased by approximately 450%.

Annual Investor Fee	Hypothetical Days in Each Coupon Period	Principal	Initial Index Level
0.85%	90	$20.00	282.92

A	B	C	D	E	F
Quarter	Index Level	Index Factor	Investor Fee (excluding Fee Shortfall From Previous Coupon Valuation Date)	Accrued Investor Fee	Indicative Value

A	B	B/Initial Index Level	0.85%* (90/365)* $20* C	Cumulative total of D†	Principal*C-E

0	282.92	1.00	$0.00	$0.00	$20.00
1	319.70	1.13	$0.05	$0.05	$22.55
2	412.41	1.46	$0.06	$0.11	$29.09
3	593.87	2.10	$0.09	$0.20	$41.80
4	647.32	2.29	$0.10	$0.30	$45.50
5	757.37	2.68	$0.11	$0.41	$53.19
6	1,098.18	3.88	$0.16	$0.57	$77.03
7	1,339.78	4.74	$0.20	$0.77	$94.03
8	1,487.16	5.26	$0.22	$0.99	$104.21
9	1,502.03	5.31	$0.22	$1.21	$104.99
10	1,556.06	5.50	$0.23	$1.44	$108.56

† Because we have assumed that the MLP Distribution Amount with respect to each Coupon Valuation Date is zero, for each quarter the Investor Fee for that quarter is increased by the fee shortfall, which is the sum of the Investor Fees (excluding any fee shortfalls) for each previous quarter.

Example 2. Assumptions: This example assumes that the Index has increased by approximately 450%, but at a different rate of increase than in Example 1.

Annual Investor Fee	Hypothetical Days in Each Coupon Period	Principal	Initial Index Level
0.85%	90	$20.00	282.92

A	B	C	D	E	F
Quarter	Index Level	Index Factor	Investor Fee (excluding Fee Shortfall From Previous Coupon Valuation Date)	Accrued Investor Fee	Indicative Value

A	B	B/Initial Index Level	0.85%* (90/365)* $20* C	Cumulative total of D†	Principal*C-E

0	282.92	1.00	$0.00	$0.00	$0.00
1	407.40	1.44	$0.06	$0.06	$28.74
2	387.03	1.37	$0.06	$0.12	$27.28
3	537.98	1.90	$0.08	$0.20	$37.80
4	414.24	1.46	$0.06	$0.26	$28.94
5	642.08	2.27	$0.10	$0.36	$45.04
6	648.50	2.29	$0.10	$0.46	$45.34
7	791.17	2.80	$0.12	$0.58	$55.42
8	640.85	2.27	$0.09	$0.67	$44.73
9	1,025.35	3.62	$0.15	$0.82	$71.58
10	1,556.06	5.50	$0.23	$1.05	$108.95

† Because we have assumed that the MLP Distribution Amount with respect to each Coupon Valuation Date is zero, for each quarter the Investor Fee for that quarter is increased by the fee shortfall, which is the sum of the Investor Fees (excluding any fee shortfalls) for each previous quarter.

Example 3. Assumptions: This example assumes that the Index has increased by approximately 50%

Annual Investor Fee	Hypothetical Days in Each Coupon Period	Principal	Initial Index Level
0.85%	90	$20.00	282.92

A	B	C	D	E	F
Quarter	Index Level	Index Factor	Investor Fee (excluding Fee Shortfall From Previous Coupon Valuation Date)	Accrued Investor Fee	Indicative Value

A	B	B/Initial Index Level	0.85%* (90/365)* $20* C	Cumulative total of D†	Principal*C-E

0	282.92	1.00	$0.00	$0.00	$0.00
1	268.77	0.95	$0.04	$0.04	$18.96
2	244.58	0.86	$0.04	$0.08	$17.12
3	242.14	0.86	$0.04	$0.12	$17.08
4	215.50	0.76	$0.03	$0.15	$15.05
5	211.19	0.75	$0.03	$0.18	$14.82
6	204.86	0.72	$0.03	$0.21	$14.19
7	178.23	0.63	$0.03	$0.24	$12.36
8	174.66	0.62	$0.03	$0.27	$12.13
9	164.18	0.58	$0.02	$0.29	$11.31
10	141.46	0.50	$0.02	$0.31	$9.69

† Because we have assumed that the MLP Distribution Amount with respect to each Coupon Valuation Date is zero, for each quarter the Investor Fee for that quarter is increased by the fee shortfall, which is the sum of the Investor Fees (excluding any fee shortfalls) for each previous quarter.

Example 4. Assumptions: This example assumes that the Index has decreased by approximately 50%, but at a different rate of decrease than in Example 3.

Annual Investor Fee	Hypothetical Days in Each Coupon Period	Principal	Initial Index Level
0.85%	90	$20.00	282.92

A	B	C	D	E	F
Quarter	Index Level	Index Factor	Investor Fee (excluding Fee Shortfall From Previous Coupon Valuation Date)	Accrued Investor Fee	Indicative Value

A	B	B/Initial Index Level	0.85%* (90/365)* $20* C	Cumulative total of D†	Principal*C-E

0	282.92	1.00	$0.00	$0.00	$0.00
1	319.70	1.13	$0.05	$0.05	$22.55
2	290.93	1.03	$0.04	$0.09	$20.51
3	299.65	1.06	$0.04	$0.13	$21.07
4	266.69	0.94	$0.04	$0.17	$18.63
5	261.36	0.92	$0.04	$0.21	$18.19
6	274.43	0.97	$0.04	$0.25	$19.15
7	216.80	0.77	$0.03	$0.28	$15.12
8	212.46	0.75	$0.03	$0.31	$14.69
9	186.97	0.66	$0.03	$0.34	$12.86
10	141.46	0.50	$0.02	$0.36	$9.64

† Because we have assumed that the MLP Distribution Amount with respect to each Coupon Valuation Date is zero, for each quarter the Investor Fee for that quarter is increased by the fee shortfall, which is the sum of the Investor Fees (excluding any fee shortfalls) for each previous quarter.

 RISK FACTORS

        The ETNs are senior unsecured debt obligations of Credit Suisse AG ("Credit Suisse"). The ETNs are Senior Medium-Term Notes as described in the accompanying prospectus supplement and prospectus and are riskier than ordinary unsecured debt securities. The return on the ETNs is linked to the performance of the Index. Investing in the ETNs is not equivalent to investing directly in the Constituent MLPs. See "The Index," below, for more information.

        This section describes the most significant risks relating to an investment in the ETNs. We urge you to read the following information about these risks, together with the other information in this pricing supplement and the accompanying prospectus supplement and prospectus before investing in the ETNs.

The ETNs are not principal protected and you may lose all or a significant portion of your investment in the ETNs

        An investment in the ETNs is not principal protected and you may receive less, and possibly significantly less, at maturity or upon repurchase than the amount you originally invested. Our cash payment on your ETNs at maturity or upon repurchase will be based primarily on any increase or decrease in the level of the Index. You may lose all or a significant amount of your investment in the ETNs if the level of the Index decreases substantially. Any payment you will be entitled to receive at maturity is subject to our ability to pay our obligations as they become due.

The ETNs are subject to the credit risk of Credit Suisse

        Although the return on the ETNs will be based on the performance of the Index, the payment of any amount due on the ETNs, including any payment at maturity, is subject to the credit risk of Credit Suisse. Investors are dependant on Credit Suisse's ability to pay all amounts due on the ETNs, and therefore investors are subject to our credit risk. In addition, any decline in our credit ratings, any adverse changes in the market's view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the market value of the ETNs prior to maturity.

Even if the level of the Index at maturity or upon repurchase by Credit Suisse exceeds the initial Index level, you may receive less than the principal amount of your ETNs

        Because the Investor Fee reduces the Coupon Payment and may reduce the amount of your return at maturity or upon repurchase, the level of the Index must increase by an amount equal to the percentage of the principal amount represented by the Investor Fee, minus the Coupon Payments, in order for you to receive an aggregated amount over the term of the ETNs equal to at least the principal amount of your investment. If the level of the Index decreases or does not increase sufficiently, you will receive less, and possibly significantly less, than the principal amount of your investment at maturity or upon repurchase of your ETNs by Credit Suisse. You should also be aware that the deduction of the Investor Fee from the Coupon Payment on a quarterly basis could result in the aggregate Investor Fee being greater than it would have otherwise been if the deduction of Investor Fee was taken only at maturity or upon repurchase.

A fee of up to $0.03 per ETN may be charged upon a repurchase at your option

        CSSU will act as our agent in connection with any repurchases at your option and may charge a fee of up to $0.03 per ETN. The imposition of this fee will mean that you will not receive the full amount of the daily repurchase value upon a repurchase at your option.

The closing level of the Index on the Final Valuation Date or another Valuation Date may be less than the level of the Index on the Maturity Date, on a Repurchase Date, or at other times during the term of the ETNs

        The closing level of the Index on the Maturity Date, on a Repurchase Date, or at other times during the term of the ETNs, including dates near the Final Valuation Date or another Valuation Date, as applicable, could be higher than the level of the Index on the Final Valuation Date or on another Valuation Date. Because in connection with a payment at maturity or upon repurchase the Index Factor is only calculated only by reference to the closing level of the Index on the Final Valuation Date or on the Valuation Date applicable to such repurchase, the Index Factor may be lower than it would otherwise have been if levels of the Index on other dates were considered. If such other levels were considered in determining the Index Factor, the Index Factor may have been higher, resulting in a greater amount payable on the ETNs at maturity or upon repurchase. This discrepancy could be particularly large if there are significant increases in the level of the Index after the Final Valuation Date or another Valuation Date, as applicable, if there are significant decreases in the level of the Index around the Final Valuation Date or another Valuation Date, as applicable, or if there is significant volatility in the level of the Index during the term of the ETNs.

There are restrictions on the minimum number of ETNs you may offer to Credit Suisse for repurchase

        Credit Suisse will repurchase your ETNs at your election only if you are offering at least $2,000,000 stated principal amount of ETNs (100,000 ETNs) for any single repurchase and you have followed the procedures for repurchase detailed herein. The minimum repurchase amount of $2,000,000 stated principal amount of ETNs (100,000 ETNs) and the procedures involved in the offer of any repurchase represent substantial restrictions on your ability to cause Credit Suisse to repurchase your ETNs. If you own ETNs with an aggregate stated principal amount of less than $2,000,000, you will not be able to cause Credit Suisse to repurchase your ETNs. In addition, your offer to Credit Suisse to repurchase your ETNs on a Repurchase Date is only valid if Credit Suisse receives your offer for repurchase from your broker by no later than 10:00 a.m., New York City time, on the Business Day immediately preceding the Valuation Date applicable to the Repurchase Date. If Credit Suisse does not receive your offer for repurchase by 10:00 a.m., New York City time, on the Business Day immediately preceding the applicable Valuation Date, your offer will not be effective and we will not repurchase your ETNs on the applicable Repurchase Date. Also, unless the scheduled Repurchase Date is postponed due to a Market Disruption Event, the final day on which Credit Suisse will repurchase your ETNs will be April 13, 2020. As such, we anticipate that you must offer your ETNs for repurchase no later than April 7, 2020. A Repurchase Date is the third Business Day following the applicable Valuation Date. See "Specific Terms of the ETNs—Repurchase Procedures" for more information.

        The daily repurchase feature is intended to induce arbitrageurs to counteract any trading of the ETNs at a premium or discount to their indicative value. There can be no assurance that arbitrageurs will employ the repurchase feature in this manner.

You will not know the daily repurchase value you will receive at the time an election is made to repurchase your ETNs

        You will not know the daily repurchase value you will receive at the time you elect to request that we repurchase your ETNs or that we elect to repurchase your ETNs. You will not know the daily repurchase value until after the applicable Valuation Date, which shall be the Trading Day immediately following the Business Day on which either you deliver the repurchase offer to Credit Suisse or on which we deliver a call notice to DTC. We will pay you the daily repurchase value, if any, on the Repurchase Date, which is the third Business Day following the applicable Valuation

Date. These dates may be postponed due to the occurrence of Market Disruption Events. See "Specific Terms of the ETNs—Payment Upon Repurchase." As a result, you will be exposed to market risk in the event the market fluctuates between the time either you deliver the repurchase offer to Credit Suisse or on which we deliver a call notice to DTC and the applicable Valuation Date.

Credit Suisse may repurchase your ETNs at its option

        We have the right to repurchase your ETNs in whole and not in part on or after April 20, 2012, if the principal amount of the ETNs outstanding on or after such date is $10,000,000 (500,000 ETNs) or less. We will also have the right to repurchase the ETNs in the event the ETNs are not currently listed on a national stock exchange or the publication of the Index is discontinued and no successor index is appointed. Our right to repurchase the ETNs will expire on the Business Day immediately preceding the last scheduled Valuation Date that is not the Final Valuation Date, which we anticipate will be April 7, 2020. The amount you may receive upon a repurchase by Credit Suisse may be less than the amount you would receive on your investment at maturity or if you had elected to have Credit Suisse repurchase your ETNs at a time of your choosing. If Credit Suisse exercises its right to repurchase your ETNs, you will receive a cash payment in an amount equal to the daily repurchase value, which is a cash payment per $20 principal amount ETN equal to (a) the product of (i) $20 and (ii) the Index Factor on the applicable Valuation Date, plus (b) the Coupon Payment determined on the applicable Valuation Date, if any, minus (c) the fee shortfall on such Valuation Date, if any. In no event, however, will the daily repurchase value be less than zero. In addition, you will receive the Coupon Payment with respect to the Coupon Valuation Date immediately preceding the applicable Valuation Date if, on the relevant Valuation Date, the Ex-Date with respect to such Coupon Payment has not yet occurred. Credit Suisse has no obligation to take your interests into account when deciding whether to call the ETNs.

You are not guaranteed a Coupon Payment on any Coupon Valuation Date

        Your Coupon Payments, if any, are not fixed and could be zero with respect to each Coupon Payment Date. You will not receive a Coupon Payment with respect to a Coupon Valuation Date if the MLP Distribution Amount on such date is less than or equal to the Investor Fee on such Coupon Valuation Date. If such MLP Distribution Amount is less than such Investor Fee, the absolute value of the resulting difference between such MLP Distribution Amount and such Investor Fee, the fee shortfall, will be included in the Investor Fee for the next Coupon Valuation Date. This process will be repeated to the extent necessary until the MLP Distribution Amount for a Coupon Valuation Date is greater than the Investor Fee for such Coupon Valuation Date. Any fee shortfall will be deducted from the payment at maturity or upon any repurchase.

The market value of the ETNs may be influenced by many unpredictable factors

        The market value of your ETNs may fluctuate between the date you purchase them and the applicable Valuation Date. You may also sustain a significant loss if you sell the ETNs in the secondary market. Several factors, many of which are beyond our control, will influence the market value of the ETNs. We expect that generally the level of the Index will affect the market value of the ETNs more than any other factor. Other factors that may influence the market value of the ETNs include:

  •
  the time remaining to the maturity of the ETNs;

  •
  supply and demand for the ETNs, including inventory positions with any market maker (the supply and demand for the ETNs may be affected by the amount of ETNs we decide to issue and we are under no obligation to issue any ETNs);

  •
  economic, financial, political, regulatory or judicial events that affect the level of the Index or the values of the Constituent MLPs;

  •
  the Investor Fee then applicable to the ETNs, including the amount of the fee shortfall;

  •
  the Constituent MLPs and changes to those Constituent MLPs;

  •
  the market price and expected distributions on the Constituent MLPs;

  •
  the prevailing rate of interest; and

  •
  the actual or perceived creditworthiness of Credit Suisse.

        These factors interrelate in complex ways, and the effect of one factor on the market value of your ETNs may offset or enhance the effect of another factor.

The ETNs may not be a suitable investment for you

        The ETNs may not be a suitable investment for you if you are not willing to be exposed to fluctuations in the level of the Index; you seek a guaranteed return of principal; you believe the level of the Index will decrease or will not increase by an amount equal to the percentage of the principal amount represented by the Investor Fee, minus the Coupon Payments, during the term of the ETNs; or you prefer the lower risk and therefore accept the potentially lower but more predictable returns of conventional debt securities with comparable maturities and credit ratings.

MLPs are concentrated in the energy industry

        The Index is comprised of solely securities of MLPs which hold mid-stream energy infrastructure assets in North America. The mid-stream energy sector involves the gathering, processing, transportation and storage of crude oil and natural gas. Some of the Constituent MLPs may be smaller, non-diversified businesses that are exposed to the risks associated with such businesses, including the lack of capital funding to sustain or grow businesses and potential competition from later, better financed and more diversified businesses. Generally, MLPs may be significantly affected by a number of factors, including:

  •
  worldwide and domestic supplies of, and demand for, crude oil, natural gas, natural gas liquids, hydrocarbon products and refined products;

  •
  changes in tax or other laws affecting master limited partnerships generally;

  •
  regulatory changes affecting pipeline fees and other regulatory fees in the energy sector;

  •
  changes in the relative prices of competing energy products;

  •
  the impact of environmental laws and regulations and technological changes affecting the cost of producing and processing, and the demand for, energy products;

  •
  decreased supply of hydrocarbon products available to be processed due to fewer discoveries of new hydrocarbon reserves, short- or long-terms supply disruptions or otherwise;

  •
  risks of regulatory actions and/or litigation, including as a result of leaks, explosions or other accidents relating to energy products;

  •
  uncertainty or instability resulting from an escalation or additional outbreak of armed hostilities or further acts of terrorism in the United States or elsewhere; and

  •
  general economic and geopolitical conditions in the United States and worldwide.

        These or other factors, or the absence of such factors, could cause a downturn in the energy industry generally or regionally and could cause the value of some or all of the Constituent MLPs to decline during the term of the ETNs.

The Index may not be representative of the North American mid-stream energy infrastructure industry

        While the Constituent MLPs are considered by the Index Sponsor to be involved in the North American mid-stream energy infrastructure industry, these Constituent MLPs and the Index itself may not be representative of the entire mid-stream energy infrastructure industry generally, which is comprised of more than the 30 Constituent MLPs represented by the Index. If the securities of the Constituent MLPs decline in value, the Index will decline in value even if prices of equity interests in a broader range of companies in the mid-stream energy infrastructure-related industry generally increase in value.

You will not have any partnership interests or other rights in the Constituent MLPs

        As an owner of the ETNs, you will not have the rights that investors in the securities of the Constituent MLPs have. You will not own or have any beneficial or other legal interest in, and will not be entitled to any rights with respect to, any of the Constituent MLPs. You will not have any voting rights, any right to receive distributions, if any, made on the securities of the Constituent MLPs or any other rights with respect to the Constituent MLPs as a result of your ownership of the ETNs.

The Index Sponsor or S&P may discontinue the publication of the Index

        Neither the Index Sponser or S&P is under any obligation to continue to calculate and publish values of the Index, including the intraday values and the end-of-day official closing value. Furthermore, neither is required to publish, or calculate similar values for, any successor index (as defined under "Specific Terms of the ETNs—Discontinuation or Modification of the Index" below). If publication of the Index is discontinued, we may not be able to provide the intraday values of the Index required to maintain any listing of the ETNs on the NYSE Arca. If the ETNs are not approved for listing, or if they are approved and later become delisted, the liquidity of the market for the ETNs may be materially and adversely affected and you may sustain significant losses if you sell your ETNs in the secondary market. In the event the publication of the Index is discontinued or the ETNs are not currently listed on a national securities exchange, we will have the right to repurchase the ETNs. Regardless of whether we decide to exercise this right, in the event that the level of the Index is not available, the Calculation Agent may be required to make a good faith estimate in its reasonable discretion of the level of the Index, which could adversely affect the value of your ETNs or the amount payable on your ETNs at maturity or upon repurchase. The circumstances in which the Calculation Agent will be required to make such a determination are described more fully under "Specific Terms of the ETNs—Market Disruption Events," "—Discontinuation or Modification of the Index" and "—Role of Calculation Agent."

There may not be an active trading market in the ETNs; sales in the secondary market may result in significant losses

        There is currently no secondary market for the ETNs. Although we intend to list the ETNs on NYSE Arca under the symbol "MLPN", a trading market for your ETNs may not develop. Even if a secondary market does develop, it may not be liquid and may not continue for the term of the ETNs. In addition, no assurances can be given as to the approval of the ETNs for listing or, if listed, the continuation of the listing during the term of the ETNs. We are not required to maintain any listing of the ETNs on NYSE Arca or any other exchange or quotation system and, in the event the

ETNs are not currently listed on a national securities exchange, we will have the right to repurchase the ETNs.

We or our affiliates may have economic interests adverse to those of the holders of the ETNs

        Because our affiliate, Credit Suisse International, is initially acting as the Calculation Agent for the ETNs, potential conflicts of interest may exist between it and you, including with respect to certain determinations and judgments that it must make in determining amounts due to you, either at maturity or upon repurchase of the ETNs. You should also be aware that our affiliate, CSSU, will act as our agent in connection with the distribution of the ETNs and will charge normal commissions for the purchase of the ETNs and will also receive all or a portion of the Investor Fee.

        In addition, we and other affiliates of ours expect to engage in trading activities related to one or more Constituent MLPs, futures or options on one or more Constituent MLPs or the Index itself, or other derivative instruments with returns linked to the performance of one or more Constituent MLPs or the Index itself, for their accounts and for other accounts under their management. We and these affiliates may also issue or underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments linked or related to the performance of the Index or one or more Constituent MLP. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the value of the ETNs. To the extent that we or one of our affiliates serves as issuer, agent or underwriter for such securities or financial instruments, our or their interests with respect to such products may be adverse to those of the holders of the ETNs. Any of these trading activities could potentially affect the level of the Index and, accordingly, could affect the value of the ETNs and the amount payable to you at maturity or upon repurchase, as applicable.

        We or our affiliates may currently or from time to time engage in business with one or more Constituent MLPs, including extending loans to, making equity investments in, or providing advisory services to, them, including merger and acquisition advisory services. In the course of this business, we or our affiliates may acquire non-public information about one or more Constituent MLPs, and we will not disclose any such information to you. In addition, we or one or more of our affiliates may publish research reports or otherwise express views or provide recommendations about any Constituent MLP or the Index. Any such views or recommendations may be inconsistent with purchasing or holding the ETNs. Any prospective purchaser of ETNs should undertake such independent investigation of the Index and each Constituent MLP as in its judgment is appropriate to make an informed decision with respect to an investment in the ETNs.

        With respect to any of the activities described above, neither we nor our affiliates have any obligation to take the needs of any buyer, seller or holder of the ETNs into consideration at any time.

The liquidity of the market for the ETNs may vary materially over time

        As stated on the cover of this pricing supplement, we sold $15,000,000 in principal amount of the ETNs on the inception date, and additional ETNs will be offered and sold from time to time through CSSU, an affiliate of ours. Also, the number of ETNs outstanding could be reduced at any time due to repurchases of the ETNs by Credit Suisse as described in this pricing supplement. Accordingly, the liquidity of the market for the ETNs could vary materially over the term of the ETNs. While you may elect to offer your ETNs for repurchase by Credit Suisse prior to maturity, such repurchase is subject to the restrictive conditions and procedures described elsewhere in this pricing supplement, including the condition that you must offer at least $2,000,000 stated principal amount of ETNs (100,000 ETNs) to Credit Suisse at one time for repurchase on any Repurchase Date.

If a Market Disruption Event has occurred or is continuing on a Valuation Date, the Calculation Agent will postpone the Valuation Date (and the applicable Maturity Date or a Repurchase Date) and will determine the closing level of the Index applicable to such Valuation Date

        The determination of the closing level of the Index on a Valuation Date, including the Final Valuation Date, may be postponed if the Calculation Agent reasonably determines that a Market Disruption Event has occurred or is continuing on such Valuation Date.

        If postponement of a Valuation Date occurs, then such Valuation Date will be postponed to the next Trading Day on which the Calculation Agent determines that no Market Disruption Event occurs or is continuing, unless the Calculation Agent determines that a Market Disruption occurs or is continuing on each of the six scheduled Trading Days immediately following such scheduled Valuation Date. In that case, (a) the sixth scheduled Trading Day following the scheduled Valuation Date will be deemed to be the Valuation Date, notwithstanding the existence of a Market Disruption Event, and (b) the Calculation Agent will determine the closing level for such Valuation Date on that sixth scheduled Trading Day in accordance with the formula for and method of calculating the Index last in effect prior to the commencement of the Market Disruption Event using exchange traded prices of the Constituent MLPs on the relevant exchanges (as determined by the Calculation Agent in its sole and absolute discretion) or, if trading in any Constituent MLP has been materially suspended or materially limited, its good faith estimate of the prices that would have prevailed on the applicable exchanges (as determined by the Calculation Agent in its sole and absolute discretion) but for the suspension or limitation, as of the Valuation Time (as defined below) on that deemed Valuation Date, of each Constituent MLP (subject to the provisions described under "Specific Terms of the ETNs—Discontinuation or Modification of the Index" below).

        If a scheduled Valuation Date, including the Final Valuation Date, is postponed due to a Market Disruption Event, the Repurchase Date will also be postponed so that such Repurchase Date occurs on the third Business Day following the Valuation Date as postponed. If the Final Valuation Date is postponed due to a Market Disruption Event, the Maturity Date will also be postponed so that the Maturity Date occurs on the fifth Business Day following the Final Valuation Date as postponed. Any such postponement or determinations by the Calculation Agent may adversely affect your return on the ETNs. In addition, no interest or other payment will be payable as a result of such postponement.

You will have no rights against any Constituent MLP or the entities with discretion over the Index

        As an owner of the ETNs, you will have no rights against any Constituent MLP, the Index Sponsor or S&P, as the Index calculation agent, even though the amount you receive at maturity or upon repurchase of your ETNs by Credit Suisse will depend, in part, on the level of the Index, and such level is based on the prices of the Constituent MLPs. By investing in the ETNs, you will not acquire any interest in any Constituent MLP and you will not receive any distributions, if any, with respect to any Constituent MLP. Your ETNs will be paid in cash, and you will have no right to receive delivery of any of the Constituent MLPs or any options of futures contracts on the forgoing. None of the Constituent MLPs, the Index Sponsor or S&P are in any way involved in this offering and have no obligations relating to the ETNs or to the holders of the ETNs.

The ETNs do not pay fixed periodic interest payments

        We will not pay fixed periodic interest on the ETNs, instead you may receive a quarterly Coupon Payment as described herein. You may receive less at maturity than you could have earned on ordinary interest-bearing debt securities with similar maturities, including other of our debt securities, since the payment at maturity is based on the appreciation or depreciation of the

Index. Because the payment due at maturity may be less than the amount originally invested in the ETNs, the return on the ETNs (the effective yield to maturity) may be negative. Even if it is positive, the return payable on the ETNs may not be enough to compensate you for any loss in value due to inflation and other factors relating to the value of money over time.

The United States federal income tax consequences of the ETNs are uncertain

        No ruling is being requested from the Internal Revenue Service ("IRS") with respect to the tax consequences of the ETNs. There is no direct authority dealing with securities such as the ETNs, and there can be no assurance that the IRS will accept, or that a court will uphold, the tax consequences described in this pricing supplement. In addition, you should note that the IRS and the U.S. Treasury Department have announced a review of the tax treatment of prepaid forward contracts. Accordingly, no assurance can be given that future tax legislation, regulations or other guidance may not change the tax treatment of the ETNs. Potential investors should consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the ETNs, including possible alternative treatments.

Our hedging activity may affect the value of the Constituent MLPs and therefore the market value of the ETNs

        We expect to hedge our obligations under the ETNs through one or more of our affiliates. This hedging activity will likely involve trading in one or more of the Constituent MLPs or in other instruments, such as options, swaps or futures, based upon the Index or one or more of the Constituent MLPs. This hedging activity could affect the value of the Constituent MLPs and therefore the market value of the ETNs. Moreover, this hedging activity may result in us or our affiliates receiving a profit, even if the market value of the ETNs declines.

        We may also issue other securities or financial or derivative instruments with returns linked or related to changes in the performance of any of the foregoing. By introducing competing products into the marketplace in this manner, we could adversely affect the market value of the ETNs.

        With respect to any of the activities described above, we have no obligation to take the needs of any buyer, seller or holder of the ETNs into consideration at any time.

The Index has limited history and may perform in unexpected ways

        The amount payable at maturity or repurchase is linked to the performance of the Index, which was first calculated in November 2009. There is no actual historical Index level information available before this date for you to consider in making an independent investigation of the Index performance. Any data relating to the Index included in this pricing supplement for any date prior to November 2009 is hypothetical historical data. In addition, the actual performance of the Index over the term of the ETNs, as well as the amount payable at maturity or upon repurchase, may bear little relation to the historical and hypothetical historical levels of the Index. Changes in the level of the Index will affect the trading price of the ETNs and it is impossible to predict whether the level of the Index will rise or fall.

We and our affiliates do not have any affiliation with the Index Sponsor and are not responsible for its public disclosure of information

        The Index Sponsor is responsible for the methodology for determining the composition of the Index and for all matters relating to the policies, maintenance and calculation of the Index. While we and our affiliates may currently or from time to time engage in business with the Index Sponsor and funds they manage, we and our affiliates are not affiliated with Index Sponsor in any way (except for licensing arrangements) and have no ability to control or predict its actions, including any errors in or discontinuance of disclosure regarding their methods or policies relating to the Index. The Index Sponsor is not involved in the offering of the ETNs in any way and has no obligation to consider your interests as an owner of the ETNs in taking any actions relating to the Index that might affect the value of your ETNs. Neither we nor any of our affiliates assumes any responsibility for the adequacy or accuracy of the information about the contained in any public disclosure of information by the Index Sponsor. You, as an investor in the ETNs, should make your own investigation into the Index.

The policies of the Index Sponsor and any changes thereto that affect the composition and valuation of the Index could affect the amount payable on your ETNs and their market value

        The policies of the Index Sponsor concerning additions, deletions or substitutions of the Constituent MLPs and the manner in which changes affecting the Index are reflected could affect the level of the Index and, therefore, the amount payable on your ETNs at maturity or upon repurchase by Credit Suisse and the market value of your ETNs prior to maturity. See "The Index," below for a discussion of these policies.

        Additional MLPs may satisfy the eligibility criteria for inclusion in the Index, and the MLPs whose securities are currently included in the Index may fail to satisfy such criteria. In addition, the Index Sponsor may at any time supplement, amend, revise or withdraw the methodology for determining the composition and weighting of the Index, or for calculating the level of the Index, although any such changes will be in a manner consistent with the Index's purpose of tracking North American MLPs that hold mid-stream energy infrastructure assets. The Index Sponsor may also discontinue or suspend compilation or publication of the Index and if no successor index is appointed, we will have the right to repurchase the ETNs. Regardless of whether we decide to exercise this right, it may become difficult to determine the level of the Index and therefore the value of, or the amount payable on, your ETNs.

        If events such as these occur, or if the level of the Index is not available or cannot be calculated because of a market disruption event or for any other reason, the Calculation Agent may be required to make a good faith estimate in its reasonable discretion of the level of the Index. The circumstances in which the Calculation Agent will be required to make such a determination are described more fully under "Specific Terms of the ETNs—Market Disruption Events," "—Discontinuation or Modification of the Index" and "—Role of Calculation Agent."

One or more Constituent MLPs may be substituted with other MLPs under certain circumstances

        As further explained in "The Index—Operational Adjustments to the Index Constituents," one or more of the Constituent MLPs at any given time may be substituted with other MLPs in the event that such Constituent MLP is subject to certain extraordinary corporate actions such as mergers, spin-offs or bankruptcy. Such new MLP may perform worse than the MLP it replaced. In addition, any such new MLP may have risks associated with it that may not be present in the MLP it replaced.

 THE INDEX

        The Cushing® 30 MLP Index (the "Index") is comprised of equity securities of 30 companies that hold mid-stream energy infrastructure assets in North America. The mid-stream energy sector involves the gathering, processing, transportation and storage of crude oil and natural gas. The 30 securities included in the Index are publicly traded limited or general partnership interests of partnerships or common units of limited liability companies of operating companies (each, an "MLP") and are chosen for inclusion in the Index according to a proprietary scoring model (SValuES©) developed by Swank Energy Income Advisors, LP ("Swank" or the "Index Sponsor") which evaluates various financial measures to rank potential MLPs for inclusion in the Index. We refer to the MLPs whose securities are included in the Index as "Constituent MLPs". The methodology for determining the composition, weighting and calculation of the Index was developed by the Index Sponsor. Although the Index Sponsor may at any time supplement, amend, revise or withdraw this methodology, any of these changes will be made in a manner consistent with the Index's purpose of tracking North American MLPs that hold mid-stream energy infrastructure assets. The value of the Index is calculated and published by S&P or, the "Index calculation agent".

        All disclosure contained in this pricing supplement regarding the Index, including, without limitation, its make-up, performance and method of calculation has been derived from publicly available information prepared by the Index Sponsor. We have not independently verified, and we make no representation as to the accuracy, completeness, or adequacy, of such information. We are not responsible for the calculation, maintenance or publication of the Index.

        We cannot give any assurance that all events occurring prior to the date of this pricing supplement (including events that would affect the accuracy or completeness of the publicly available information described in the preceding paragraph) that may affect the level of the Index have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the Index could affect the coupon payments or the amounts payable at maturity or upon repurchase, and therefore the market value of the ETNs in the secondary market, if any. You, as an investor in the ETNs, should make your own investigation into the Index, the Index Sponsor and the Index calculation agent. The Index Sponsor and the Index calculation agent are not involved in the offer of the ETNs in any way and have no obligation to consider your interests as a holder of the ETNs. The Index Sponsor and the Index calculation agent have no obligation to continue to publish the Index, and may discontinue or suspend publication of the Index at any time in their sole discretion.

Index Constituent Eligibility Requirements

        All of the following requirements must be met in order for a MLP to be eligible for inclusion in the Index:

  1.
  Must be U.S.-based. The Index Sponsor uses several factors in determining a company's nationality, including, but not limited to, location of formation, accounting principles used for financial reporting, and location of headquarters.

  2.
  Must be a "reported security" as defined in Rule 11Aa3-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") (or any similar successor definition in the Securities and Exchange Act or its rules), and its common equity listed on the NYSE, NYSE Amex (formerly the American Stock Exchange LLC) or National Association of Securities Dealers Automated Quotations System ("NASDAQ") (or any successor exchanges).

  3.
  Must be a publicly traded partnership or limited liability company exempt from corporate taxation as a result of the 1986 Tax Reform Act, and engaged in the transportation, storage, processing, or production of energy commodities. Companies that are solely focused on the exploration and production of crude oil and natural gas or marine transportation are not eligible for inclusion.

  4.
  Must represent either the limited or general partner interests, or both, of a partnership that is an operating company, or common units of a limited liability company that is an operating company. Closed-end funds, exchange-traded funds (ETFs), investment vehicles, and royalty or income trusts are not eligible for inclusion.

        Following the commencement of the Index in November 2009, new Index constituents, in addition to the eligibility requirements listed above, will also be subject to the eligibility conditions listed below. The Constituent MLPs included in the Index as of the commencement of the Index in November 2009 were not subject to the eligibility conditions listed below and will be exempt from such eligibility conditions for as long as they remain in the Index.

  A.
  Market capitalization. Must have a market capitalization of at least $500 million. This minimum requirement may be adjusted upward or downward to maintain a consistent number of securities that are eligible for inclusion in the Index.

  B.
  Adequate trading liquidity. Must maintain a ratio of annual dollar value traded to market capitalization of 0.30 or greater. Trading volume of each Index eligible MLP is required to have been in excess of 500,000 units per month for each of the last six months.

  C.
  Public float. Must have a public float of at least 25% of the total outstanding common units. Public float for a MLP is determined by calculating the ratio of the value of its common units outstanding not held by its general partner or its affiliates relative to the total value of its outstanding common equity.

  D.
  Distribution Stability. Must have maintained or increased the distribution over the previous 4 quarters. An exception will be made for new listings or companies that move to one of the main exchanges defined as NYSE, NYSE Amex or NASDAQ from another dealer market or over the counter exchange. Those companies must maintain the above standards moving forward from the new or relisting date.

        In order to avoid turnover in the securities in the Index, the Index Sponsor may choose not to deem a MLP ineligible where it appears that the security temporarily violates one or more of the Index eligibility criteria listed in letters A through D above, and may choose not to deem a MLP eligible where it appears that the MLP meets the Index eligibility criteria listed in letters A through D above only temporarily.

SValuES©

        To determine the Index constituents, an eligible universe of MLPs are selected based on the eligibility requirements specified above. Once the eligible universe is selected, MLPs in the eligible universe are ranked based on their SValuES© (Swank Value-added Evaluation System) score with the 30 MLPs having the highest SValuES© scores included in the Index.

        SValuES© is a formula-based proprietary scoring model developed by Swank and used to rank MLPs for inclusion in the Cushing® 30 MLP Index. The SValuES© ranking system emphasizes balance sheet, cash flow and cash distribution metrics rather than market capitalization.

        The SValuES© scoring model attributes points to MLPs via a weighted average methodology across numerous criteria. The SValuES© criteria incorporates objective rankings measures relative to the broader MLP universe and the specific sub-sector in which the relevant MLP has its primary operations.

        Each of the SValuES© criteria fall under one of three categories: Operational, Valuation, and Strategic Position.

  Operational. The Operational category is intended to identify MLPs with positive corporate performance characteristics. SValuES© criteria in the Operational category measure a MLP's commodity price exposure by examining fee income relative to overall income and historical and projected future distribution growth relative to peers in the Index.

  Valuation. The Valuation category is intended to identify MLPs that are attractively valued. SValuES© criteria in the Valuation category measure a MLP's current yield and earnings relative to enterprise value relative to the specific sub-sector in which the relevant MLP has its primary operations.

  Strategic Position. The Strategic Position category is intended to identify MLPs with strong strategic positions. SValuES© criteria in the Strategic Position category measure a MLP's debt relative to its capitalization with the relevant measure adjusted if the debt is investment grade and certain measures of the status and financial relationship with the MLP's general partner or sponsor.

        The 30 initial Constituent MLPs were initially equally weighted as of August 1, 2001 (the "Base Date") and the value of the Index on the Base Date was set to 100. A current list of the Constituent MLPs can be found at www.cushingmlpindex.com/data.asp. Reference to this "uniform resource locator" or "URL" is made as an inactive textual reference for informational purposes only. Neither it nor other information found at this website is incorporated by reference into this pricing supplement.

Index Calculation Methodology

        The Index is calculated using a base-weighted aggregate methodology in that the level of the Index reflects the total market value of all the Constituent MLPs relative to its Base Date. An indexed number called the Index divisor is used to represent the results of this calculation in order to make the value easier to work with and track over time.

        On each Quarterly Rebalancing Date (as defined below), the Index calculation agent begins by determining an investable weight factor ("IWF") for each Constituent MLP. The IWF is designed to reflect only those equity interests that are available to investors, not all of a Constituent MLP's outstanding equity interests, and is calculated by dividing (i) the available float equity interests, defined as the total equity interests outstanding less equity interests held by certain institutional investors, governmental entities and insiders by (ii) the total equity interests outstanding. The market capitalization for each constituent is further adjusted so that each Constituent MLP has an equal weight in the Index at each Quarterly Rebalancing Date. To establish equal weighting, on each Quarterly Rebalancing Date the Index calculation agent multiplies the price of each security, the number of equity interests outstanding, the IWF for such security and an adjustment factor for such security (a value assigned to each security to make all the modified market capitalization of each Constituent MLP equal while maintaining the total market value of the overall Index) to obtain each security's adjusted equity interest count used in the Index calculation.

        In the daily calculation of the Index by the Index calculation agent, the adjusted equity interest count for each Constituent MLP is multiplied by the price of the security and the sum is divided by the Index divisor.

        The initial Index divisor was set to have a value of 5,000,000 on the Base Date and is adjusted quarterly as described below. As of the date of this pricing supplement, the Index divisor was equal to 1,848,179.202556.

Index Rebalancing

        The weights of the Constituent MLPs are rebalanced quarterly in February, May, August, and November of each year so that each Constituent MLP is equally weighted. Rebalancings occur after the closing of the primary trading markets for the Index constituents on the third Friday of the quarter ending month, and become effective at the opening on the next Trading Day (each a "Quarterly Rebalancing Date"). On each Quarterly Rebalancing Date, each security in the Index will be equally weighted, with a weight equal 1/30 of the value of the Index.

        In addition, because the level of the Index is not altered by the rebalancings, but the prices and the outstanding equity interests of the Constituent MLPs have likely changed since the last rebalancing, the Index divisor is adjusted on each Quarterly Rebalancing Date as follows:

(Index Value)after rebalancing = (Index Value)before rebalancing

    Therefore:

(Index Divisor)after rebalancing = (Index Market Value)after rebalancing / (Index Value)before rebalancing

Operational Adjustments to the Index Constituents

        In addition to the quarterly rebalancings, the Index is continually reviewed for changes, or operational adjustments to the securities in the Index necessitated by extraordinary corporate actions, including mergers, takeovers, spin-offs, listings and delistings, bankruptcy filings and distribution cuts involving MLPs. The following events will cause an MLP to be removed from the Index:

Event	Action
Merger or Acquisition	If a merger or acquisition results in one Constituent MLP absorbing another, the resulting MLP will remain a Constituent MLP and the absorbed company will be replaced. If a non-constituent MLP absorbs a Constituent MLP, the original Constituent MLP will be removed and replaced.
Spin-off
If a Constituent MLP splits or spins off a portion of its business to form one or more new MLPs, the resulting MLPs will all be eligible to remain as Constituent MLPs as long as each meets the eligibility requirements. However, the Index will remain at 30 MLPs and therefore one or more MLPs will have to be dropped from the Index based on the determination of the Index Sponsor in accordance with the respective SValuES© scores of the resulting MLPs.

Event	Action
Bankruptcy	A Constituent MLP will be removed and replaced immediately after a bankruptcy filing. Exceptions are made on a case-by-case basis. For example, a Constituent MLP might not be removed immediately when a bankruptcy filing is not a result of operating or financial difficulties.
Delisting	A Constituent MLP will be removed and replaced immediately after being delisted from its primary market.
Distribution Cut	A Constituent MLP will be removed and replaced if a distribution cut has been announced. The change will take place at the earlier of the applicable ex-date or the end of the current month.

        When one of the foregoing events requires the addition of a new constituent MLP to the Index, such MLP will be selected by scoring each remaining MLP in the eligible universe that is not currently included in the Index according to the SValuES© methodology. The MLP receiving the highest SValuES© score will be selected as the new Constituent MLP. When a new Constituent MLP is added to the Index between Quarterly Rebalancing Dates, its security takes the weight of the security of the Constituent MLP that it replaced. The one exception is when the security of a Constituent MLP is removed from the Index at a price of $0.00. In such a case, the constituent's replacement will be added to the Index at the weight using the previous day's closing value, or the most immediate prior Business Day that the removed constituent was not valued at $0.00.

        Adjustments to the Index will also be required due to certain corporate actions or constituent eligibility changes as described below. These changes will also require Index divisor adjustments so that the level of the Index is not altered by such corporate actions or constituent eligibility changes.

Event	Action
Constituent Replacement	New constituent replaces the dropped constituent in the Index with the same weight. When a constituent is removed from the Index at a price of $0.00, the constituent's replacement will be added to the Index at the weight using the previous day's closing value, or the most immediate prior Business Day that the deleted company was not valued at $0.00.
Spin-off	No weight change. The price is adjusted by subtracting the following from the price of the parent company:
Spin-off unit price Unit Exchange Ratio

Event	Action
Index units change so that the Constituent MLP's weight remains the same as its weight before the spin-off. A determination will then be made for the entity that is spun off as to inclusion in the Index.
If a MLP being spun off is only trading on a "when-issued" basis, the "when-issued" price will be used to adjust the parent company's closing price.
Rights Offering	The price is adjusted by subtracting the following from the price of the parent:
Price Of Rights Rights Ratio
Index units change so that the company's weight remains the same as its weight before the spin-off.

        Index divisor changes are usually made on the date the corporate action becomes effective.

        Stock splits and reverse splits do not require Index divisor adjustments because the corresponding change to the Constituent MLP's price equally offsets the change in the number of units, therefore not affecting the Constituent MLP's weighting in the Index.

Index Calculation and Data Dissemination

        The Index is calculated and disseminated on a real-time basis by S&P. The Index is calculated using the last traded price for the security of each Constituent MLP from the relevant exchanges and markets. Index values are rounded to two decimal places and the Index divisor is rounded to 14 decimal places.

        The Index is calculated on a real-time basis beginning when the first traded price of any constituent security is received by S&P. Prices are delivered to the NYSE every 15 seconds and subsequently published to data vendors under the ticker symbol "MLPX". If trading in a constituent security is suspended prior to the market opening, the constituent security's adjusted closing price from the previous day will be used in the Index calculation until trading commences. If trading in a constituent security is suspended while the relevant market is open, the last traded price for that MLP will be used for all subsequent Index calculations until trading resumes.

        The Index closing price is calculated using the closing prices issued by the primary exchange for each MLP in the Index. If the primary exchange changes the closing price of a MLP included in the Index, the new price will be used to calculate the Index closing price. A final check of closing prices is done between one hour and one and one half hours after the close of markets. This time frame may be expanded at Standard & Poor's discretion on days where trading volume is unusually large at the close. For example, futures and options expiration dates, and large Index rebalancing dates often result in unusually large volume. Only changes received prior to this final check are used in the closing price calculation.

        Incorrect Index constituent data, corporate action data, or an incorrect Index divisor will be corrected upon detection. If such errors are discovered within five days of occurrence, they will be corrected that same day. If discovered after five days, adjustments will be handled on a case-by-case basis depending on the significance of the error and the feasibility of a correction. Incorrect intraday Index data will not be corrected. However, incorrect opening and closing values will be corrected as soon as possible after detection.

Disclaimers

        The ETNs are not in any way sponsored, endorsed or promoted by Swank. Swank has no obligation to take the needs of any person into consideration in composing, determining, rebalancing or calculating the Index (or causing the Index to be calculated). In addition, Swank makes no warranty or representation whatsoever, express or implied, as to the results to be obtained from the use of the Index and/or the value of the Index at any particular time on any particular day or otherwise, and Swank shall not be liable, whether in negligence or otherwise, to any person for any errors or omissions in the Index or in the calculation of the Index nor is Swank under any obligation to advise any person of any errors or omissions therein.

        The ETNs are not sponsored, endorsed, sold or promoted by S&P, its affiliates or its third party licensors. Neither S&P, its affiliates nor their third party licensors make any representation or warranty, express or implied, to the owners of the ETNs or any member of the public regarding the advisability of investing in securities generally or in the ETNs particularly or the ability of the Index to track general stock market performance. S&P's and its third party licensor's only relationship to Swank is the licensing of certain trademarks, service marks and trade names of S&P and/or its third party licensors and for the providing of calculation and maintenance services related to the Index. Neither S&P, its affiliates nor their third party licensors is responsible for and has not participated in the determination of the prices and amount of the ETNs or the timing of the issuance or sale of the ETNs or in the determination or calculation of the equation by which the ETNs are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the ETNs.

        NEITHER S&P, ITS AFFILIATES NOR THEIR THIRD PARTY LICENSORS GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS OR COMPLETENESS OF THE CUSHING® 30 MLP INDEX OR ANY DATA INCLUDED THEREIN OR ANY COMMUNICATIONS, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATIONS (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P, ITS AFFILIATES AND THEIR THIRD PARTY LICENSORS SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS OR DELAYS THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO ITS TRADEMARKS, THE CUSHING® 30 MLP INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P, ITS AFFILIATES OR THEIR THIRD PARTY LICENSORS BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE.

        Standard & Poor's® and S&P® are registered trademarks of Standard & Poor's Financial Services LLC "Calculated by S&P Custom Indices" and its related stylized mark are service marks of Standard & Poor's Financial Services LLC and have been licensed for use by Swank.

Constituent MLPs

        The following is a list of Constituent MLPs as of March 31, 2010:

Company Name	Ticker	Price	Outstanding Equity Interests (millions)	Market Capitalization (millions)	Weight in the Index
Alliance Resource Partners	ARLP	$41.91	36.72	$1,538.81	3.27%
AmeriGas Partners LP	APU	$40.15	57.06	$2,290.76	3.32%
Boardwalk Pipeline Partners	BWP	$29.76	192.59	$5,731.45	3.27%
Buckeye Partners LP	BPL	$60.07	51.46	$3,091.44	3.31%
Copano Energy LLC	CPNO	$24.13	64.59	$1,558.46	3.38%
Duncan Energy Partners LP	DEP	$27.06	57.68	$1,560.74	3.34%
El Paso Pipeline Partners LP	EPB	$27.89	107.49	$2,997.76	3.31%
Enbridge Energy Partners LP	EEP	$50.57	97.44	$4,927.69	3.29%
Energy Transfer Equity LP	ETE	$33.74	222.94	$7,522.03	3.38%
Energy Transfer Partners LP	ETP	$46.86	189.24	$8,867.88	3.34%
Enterprise GP Holdings LP	EPE	$42.95	139.19	$5,978.30	3.34%
Enterprise Product Partners LP	EPD	$34.58	619.94	$21,437.56	3.45%
Genesis Energy LP	GEL	$19.49	39.48	$769.52	3.14%
Inergy LP	NRGY	$37.80	65.66	$2,482.10	3.38%
Kinder Morgan Energy Part LP	KMP	$65.42	207.31	$13,562.29	3.38%
Magellan Midstream Partners	MMP	$47.53	106.73	$5,072.92	3.42%
Markwest Energy Partners LP	MWE	$30.65	66.27	$2,031.05	3.29%
Natural Resource Partners LP	NRP	$26.22	69.45	$1,821.01	3.25%
NuStar Energy LP	NS	$60.45	60.21	$3,639.75	3.43%
NuStar GP Holdings LLC	NSH	$29.63	42.55	$1,260.67	3.39%
ONEOK Partners LP	OKS	$61.27	65.16	$3,992.54	3.38%
Plains All American Pipeline LP	PAA	$56.90	136.14	$7,746.14	3.42%
Regency Energy Partners LP	RGNC	$21.95	93.17	$2,045.17	3.30%
SPECTRA ENERGY PARTNERS LP	SEP	$30.40	58.71	$1,784.66	3.31%
Sunoco Logistics Partners LP	SXL	$68.50	31.05	$2,126.72	3.33%
TARGA RESOURCES PARTNERS LP	NGLS	$26.51	67.98	$1,802.18	3.41%
TC Pipelines LP	TCLP	$38.02	46.23	$1,757.59	3.33%
Western Gas Partners LP	WES	$22.08	35.48	$783.29	3.32%
Williams Partners LP	WPZ	$40.23	52.78	$2,123.22	3.25%
Williams Pipeline Partners LP	WMZ	$30.25	22.61	$683.86	3.25%

Hypothetical Historical and Actual Historical Data on the Index

        The following graph sets forth the hypothetical and actual historical daily performance of the Index from the Base Date through the inception date. The hypothetical historical daily Index performance figures were calculated using the Index methodology described above on historical prices of the securities of the Constituent MLPs.

Historical Performance of the Cushing® 30 MLP Index

        The following table sets forth the hypothetical and actual historical distributions on the Constituent MLPs based upon a hypothetical $100 investment in the Index as of the Base Date. The following distributions do not reflect any application of the Multiplier or the Investor Fee and therefore do not reflect the distributions a reference holder would have received.

Quarter Ending	Distributions	Index Level at Quarter End	Annualized Yield (Distributions / Index Level at Quarter End) × 4
December 31, 2001	$2.30	104.18	8.83%
March 30, 2002	$1.61	99.39	6.49%
June 30, 2002	$1.75	95.24	7.33%
September 30, 2002	$1.78	98.86	7.18%
December 31, 2002	$2.37	101.94	9.29%
March 30, 2003	$1.85	105.61	7.02%
June 30, 2003	$2.12	123.77	6.85%
September 30, 2003	$2.16	128.94	6.70%
December 31, 2003	$2.34	146.29	6.41%
March 30, 2004	$2.39	151.47	6.32%
June 30, 2004	$2.43	143.68	6.78%
September 30, 2004	$2.35	160.26	5.86%
December 31, 2004	$2.57	177.14	5.81%
March 30, 2005	$2.59	172.02	6.03%
June 30, 2005	$2.73	185.09	5.91%
September 30, 2005	$2.94	192.40	6.11%
December 31, 2005	$2.69	177.22	6.07%
March 30, 2006	$2.86	187.01	6.13%
June 30, 2006	$2.83	188.73	5.99%
September 30, 2006	$2.92	200.04	5.83%
December 31, 2006	$3.23	223.42	5.78%
March 30, 2007	$3.35	250.63	5.35%
June 30, 2007	$3.58	275.91	5.18%
September 30, 2007	$3.26	240.31	5.43%
December 31, 2007	$3.66	242.64	6.04%
March 30, 2008	$3.51	215.88	6.51%
June 30, 2008	$3.80	219.82	6.92%
September 30, 2008	$3.96	179.10	8.84%
December 31, 2008	$4.12	141.98	11.60%
March 30, 2009	$4.17	160.08	10.42%
June 30, 2009	$4.61	190.43	9.69%
September 30, 2009	$4.54	217.50	8.35%
December 31, 2009	$4.57	254.10	7.19%
March 31, 2010	$4.61	272.54	6.77%

        The foregoing information is not necessarily indicative of the future performance of the Index, the distributions on the Constituent MLPs or of what the value of the ETNs may be. Any historical upward or downward trend in the level of the Index or the amount of the distributions during any period set forth above is not any indication that the Index or the distributions are more or less likely to increase or decrease at any time over the term of the ETNs.

 DESCRIPTION OF THE ETNS

        The market value of the ETNs will be affected by several factors, many of which are beyond our control. We expect that generally the level of the Index on any day will affect the market value of the ETNs more than any other factor. Other factors that may influence the market value of the ETNs include, but are not limited to, supply and demand for the ETNs, the volatility of the Index, the market value of the Constituent MLPs, prevailing rates of interest, the volatility of securities markets, economic, financial, political, regulatory or judicial events that affect the level of the Index, the general interest rate environment, as well as the perceived creditworthiness of Credit Suisse. See "Risk Factors" in this pricing supplement for a discussion of the factors that may influence the market value of the ETNs prior to maturity.

Indicative Value

        An intraday "indicative value" meant to approximate the intrinsic economic value of the ETNs will be published under the Bloomberg symbol MLPN.IV. The actual trading price of the ETNs may vary significantly from their indicative value. In addition, the Calculation Agent expects to calculate and publish the closing indicative value of your ETNs on each Trading Day. In connection with your ETNs, we use the term "indicative value" to refer to the value at a given time determined based on the following equation:

        Indicative Value = Stated Principal Amount per Security × (Current Index Level / Initial Index Level) + Current Coupon Payment — Current Fee Shortfall

where:

Stated Principal Amount per Security = $20;

Current Index Level = The most recent published closing level of the Index available;

Initial Index Level = 282.92, the closing level of the Index on the inception date;

Current Coupon Payment = The calculation of the Coupon Payment with respect to your ETNs, determined as though such date were a valuation date applicable to a repurchase date, calculated as described below under "Specific Terms of the ETNs". For the avoidance of doubt, the Current Coupon Payment will include the Coupon Payment with respect to the Coupon Valuation Date immediately preceding such date if, on such date, the Ex-Date with respect to such Coupon Payment has not yet occurred; and

Current Fee Shortfall = The fee shortfall calculated as of such date, after calculation of the Current Coupon Payment.

        The indicative value calculation will be provided for reference purposes only. It is not intended as a price or quotation, or as an offer or solicitation for the purchase, sale or termination of your ETNs, nor will it reflect hedging or transaction costs, credit considerations, market liquidity or bid-offer spreads. The actual trading price of the ETNs may vary significantly from their indicative value.

        The Index is a proprietary index that Swank, as Index Sponsor, developed and owns. S&P, as Index calculation agent pursuant to an agreement with the Index Sponsor, calculates and disseminates the Index level approximately every fifteen (15) seconds (assuming the Index level has changed within such fifteen-second interval) from 8:45 a.m. to 5:00 p.m. (New York City time) on each Business Day, and publishes the closing level of the Index for each Business Day at approximately 6:30 p.m. (New York City time) on each such day. For further information on the Index returns, see "The Index" above. Index levels are available on Bloomberg page "MLPX <INDEX>".

        As discussed in "Specific Terms of the ETNs—Payment Upon Repurchase" below, you may, subject to certain restrictions, choose to offer your ETNs for repurchase by Credit Suisse on any Business Day during the term of the ETNs beginning on April 14, 2010 (for an anticipated April 15, 2010 Valuation Date and a Repurchase Date of April 20, 2010) through the Business Day immediately preceding the last scheduled Valuation Date that is not the Final Valuation Date, which we anticipate will be April 7, 2020 (for an anticipated April 8, 2020 Valuation Date and a Repurchase Date of April 13, 2020). If you elect to offer your ETNs to Credit Suisse for repurchase, you must offer at least $2,000,000 stated principal amount of ETNs (100,000 ETNs) at one time for repurchase by Credit Suisse on any Repurchase Date. In addition, we have the right to repurchase the ETNs in whole but not in part on or after April 20, 2012, if, on or after April 20, 2012, the principal amount of ETNs is $10,000,000 (500,000 ETNs) or less. We will also have the right to repurchase the ETNs in the event the ETNs are not currently listed on a national stock exchange or the publication of the Index is discontinued and no successor index is appointed. Our right to repurchase the ETNs will expire on the Business Day immediately preceding the last scheduled Valuation Date that is not the Final Valuation Date, which we anticipate will be April 7, 2020. If your ETNs are repurchased (either at your election or ours), on the corresponding Repurchase Date, you will receive a cash payment on such date in an amount equal to the daily repurchase value, which is a cash payment per $20 principal amount ETN equal to (a) the product of (i) $20 and (ii) the Index Factor on the applicable Valuation Date, plus (b) the Coupon Payment determined on the applicable Valuation Date, if any, minus (c) the fee shortfall on such Valuation Date, if any. In no event, however, will the daily repurchase value be less than zero. In addition, you will receive the Coupon Payment with respect to the Coupon Valuation Date immediately preceding the applicable Valuation Date if, on the relevant Valuation Date, the Ex-Date with respect to such Coupon Payment has not yet occurred. Unless the scheduled Repurchase Date is postponed as described in this pricing supplement, the last date on which Credit Suisse will repurchase your ETNs will be April 13, 2020. As such, we anticipate that you must offer your ETNs for repurchase no later than April 7, 2020. The daily repurchase value is intended to induce arbitrageurs to counteract any trading of the ETNs at a premium or discount to their indicative value, though there can be no assurance that arbitrageurs will employ the repurchase feature in this manner.

SPECIFIC TERMS OF THE ETNS

        In this section, references to "holders" mean those who own the ETNs registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the ETNs registered in street name or in the ETNs issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the ETNs should read the section entitled "Description of Notes—Book-Entry, Delivery and Form" in the accompanying prospectus supplement.

        The ETNs are Senior Medium-Term Notes as described in the accompanying prospectus supplement and prospectus which also contain a detailed summary of additional provisions of the ETNs and of the senior indenture, dated as of March 29, 2007, as amended, between Credit Suisse AG (formerly Credit Suisse) and The Bank of New York Mellon (formerly The Bank of New York), as trustee, under which the ETNs will be issued (the "indenture"). You should read all the provisions of the accompanying prospectus and prospectus supplement, including information incorporated by reference, and the indenture.

        Please note that the information about the price to the public and the proceeds to Credit Suisse on the front cover of this pricing supplement relates only to the initial sale of the ETNs. If you have purchased the ETNs after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

Coupon Payment

        On each Coupon Payment Date, for each $20 principal amount ETN, you will receive a cash payment on the applicable Coupon Payment Date equal to (a) the MLP Distribution Amount minus (b) the Investor Fee, each calculated as of the corresponding Coupon Valuation Date.

        To the extent that the MLP Distribution Amount is less than the Investor Fee, there will be no Coupon Payment made on the corresponding Coupon Payment Date, and an amount equal to the absolute value of the difference between the MLP Distribution Amount and the Investor Fee calculated on such Coupon Valuation Date (the "fee shortfall") will be added to the Investor Fee with respect to the next Coupon Valuation Date.

        The MLP Distribution Amount, as of any Coupon Valuation Date, will be an amount equal to the gross cash distributions that a "reference holder" would have been entitled to receive in respect of the Constituent MLPs held by such reference holder on the "record date" with respect to such Constituent MLPs, for those cash distributions whose "ex-dividend date" occurs during the Coupon Period with respect to such Coupon Valuation Date. A "reference holder" is, as of any date of determination, a hypothetical holder of a number of units of each Constituent MLP equal to the product of (a) the number of units of such Constituent MLP currently represented in the Index and (b) the Multiplier. The reference holder is intended to reflect the hypothetical exposure the holder of a single ETN would have to each MLP Constituent at a given time.

        Notwithstanding the foregoing, with respect to cash distributions for a Constituent MLP which is scheduled to be paid prior to the applicable Ex-Date, if, and only if, the issuer of such Constituent MLP fails to pay the distribution to holders of such Constituent MLP by the scheduled payment date for such distribution, such distribution will be assumed to be zero for the purposes of calculating the applicable MLP Distribution Amount.

        Unless the Calculation Agent determines that such information is not sufficient or accurate, the MLP Distribution Amount is expected to reflect the sum of the Daily Dividend Points on each Trading Day in a Coupon Period multiplied by the Multiplier. The "Daily Dividend Points" on any Trading Day is the value displayed on Bloomberg page "DES" for the Index on such day.

        The Multiplier is equal to 0.070691, the quotient of 20 divided by the initial Index level.

        The Investor Fee, with respect to any Coupon Valuation Date, including the Final Valuation Date, will be equal to (a) (i) the annual investor fee multiplied by (ii) the number of days in the Coupon Period with respect to such Coupon Valuation Date divided by 365 multiplied by (iii) $20 multiplied by (iv) the Index Factor, plus (b) the fee shortfall from the previous Coupon Valuation Date, if any. There will only be a fee shortfall from the previous Coupon Valuation Date if the MLP Distribution Amount on such previous Coupon Valuation Date minus the Investor Fee on such previous Coupon Valuation Date was negative. In such case, the fee shortfall is equal to the absolute value of such negative number.

        The annual investor fee is equal to 0.85%.

        Because the Investor Fee reduces your Coupon Payment and may reduce the amount of your return at maturity or upon repurchase, the level of the Index must increase by an amount equal to the percentage of the principal amount represented by the Investor Fee, minus the Coupon Payments, if any, in order for you to receive an aggregated amount over the term of the ETNs equal to at least the principal amount of your investment. If the level of the Index decreases or does not increase sufficiently, you will receive less, and possibly significantly less, than the principal amount of your investment at maturity or upon repurchase by Credit Suisse.

        The Index Factor on any Valuation Date will be equal to the closing level of the Index on that Valuation Date divided by the initial Index level.

        The initial Index level is equal to 282.92, the closing level of the Index on the inception date.

        The closing level of the Index on any Trading Day will be determined by the Calculation Agent based upon the closing level published on the Bloomberg page "MLPX <Index>" or any successor page on Bloomberg or any successor service, as applicable.

        A Coupon Period with respect to each Coupon Valuation Date is the period commencing on, but excluding, the previous Coupon Valuation Date (or, with respect to the first Coupon Period, commencing on but excluding the initial settlement date) to, and including such Coupon Valuation Date.

        A Coupon Payment Date will be the fifteenth Business Day following the applicable Coupon Valuation Date, provided that the Coupon Payment Date corresponding to the Final Valuation Date or any Valuation Date corresponding to a Repurchase Date will be the Maturity Date or such Repurchase Date, as applicable. In addition, if a Repurchase Date or the Maturity Date occurs prior to a scheduled Coupon Payment Date for which the Coupon Payment has been determined but not yet paid, instead of such Coupon Payment being paid on the regularly scheduled Coupon Payment Date, such Coupon Payment will be paid on either (i) the Maturity Date or (ii) the Repurchase Date applicable to a Valuation Date if, as of such Valuation Date, the Ex-Date with respect to such Coupon Payment has not yet occurred, as applicable.

        A Coupon Valuation Date will be the 15th of February, May, August and November of each calendar year (or if any such day is not a scheduled Trading Day, the next succeeding scheduled Trading Day) as well as the Final Valuation Date and any Valuation Date corresponding to a Repurchase Date. In the event a Market Disruption Event has occurred or is continuing on a Valuation Date or the Final Valuation Date, the relevant Coupon Payment, if any, will be determined on such postponed Valuation Date or Final Valuation Date, as applicable, as set forth under "—Payment Upon Repurchase" and "—Payment at Maturity" below, respectively

        The Coupon Payment will be paid to the holder of an ETN as of the applicable Coupon Record Date, which will be the ninth scheduled Business Day following the corresponding Coupon Valuation Date.

        The Ex-Date, with respect to a Coupon Payment, will be the first day on which the primary exchange or market for trading of the ETNs is scheduled to be open for trading that the ETNs trade without the right to receive the Coupon Payment.

Denomination

        We will offer the ETNs in denominations of $20 stated principal amount. Any future issuances of ETNs may be issued at a price higher or lower than the stated principal amount, based on the indicative value of the ETNs at that time.

Payment at Maturity

        If you hold your ETNs to maturity, you will receive a cash payment at maturity that is linked to the percentage change in the level of the Index from the inception date to the level calculated on the Final Valuation Date. Your cash payment at maturity will be, per $20 principal amount ETN, equal to (a) the product of (i) $20 and (ii) the Index Factor on the Final Valuation Date, plus (b) the final Coupon Payment determined on the Final Valuation Date, if any, minus (c) the fee shortfall on the Final Valuation Date, if any. In no event, however, will the payment at maturity be less than zero.

        The Index Factor on the Final Valuation Date will equal the closing level of the Index on the Final Valuation Date divided by the initial Index level.

        The fee shortfall on the Final Valuation Date will be, if the MLP Distribution Amount is less than the Investor Fee, each determined on the Final Valuation Date, equal to the absolute value of the difference between such MLP Distribution Amount and such Investor Fee. If such MLP Distribution Amount is equal to or greater than such Investor Fee, the fee shortfall on the Final Valuation Date will be zero.

        Because the Investor Fee reduces your Coupon Payment and may reduce the amount of your return at maturity or upon repurchase, the level of the Index must increase by an amount equal to the percentage of the principal amount represented by the Investor Fee, minus the Coupon Payments, if any, in order for you to receive an aggregated amount over the term of the ETNs equal to at least the principal amount of your investment. If the level of the Index decreases or does not increase sufficiently, you will receive less, and possibly significantly less, than the principal amount of your investment at maturity or upon repurchase by Credit Suisse.

        The closing level of the Index on the Final Valuation Date will be determined by the Calculation Agent based upon the closing level published on the Bloomberg page "MLPX <Index>" or any successor page on Bloomberg or any successor service, as applicable; provided, however, in the event that the Final Valuation Date is postponed due to a Market Disruption Event, the Calculation Agent will determine the closing level of the Index for the purposes of determining the Index Factor according to the methodology described below under "—Market Disruption Events."

        If the Final Valuation Date is not a Trading Day or if a Market Disruption Event occurs or is continuing on the Final Valuation Date, Credit Suisse International, acting as the "Calculation Agent", will postpone the Final Valuation Date until the next Trading Day on which no Market Disruption Event occurs or is continuing, for up to six scheduled Trading Days. If a Market Disruption Event occurs or is continuing on such sixth scheduled Trading Day, the Calculation Agent will determine the closing level of the Index applicable to the Final Valuation Date according to the methodology described under "—Market Disruption Events" below. If the Final Valuation Date is postponed, the Maturity Date will also be postponed to the fifth Business Day following the Final Valuation Date as postponed. For more information on Market Disruption Events and their effect on the calculation of the payment you will receive at maturity, see "—Market Disruption Events" and "—Payment at Maturity" in this pricing supplement.

        If the Maturity Date stated on the cover of this pricing supplement is not a Business Day, the Maturity Date will be the next following Business Day. In the event that payment at maturity is deferred beyond the stated Maturity Date as provided herein, no interest or other amount will accrue or be payable with respect to that deferred payment.

Payment Upon Repurchase

        Prior to maturity, you may, subject to certain restrictions, choose to offer your ETNs for repurchase by Credit Suisse on any Business Day during the term of the ETNs, beginning on April 14, 2010 (for an anticipated April 15, 2010 Valuation Date and a Repurchase Date of April 20, 2010) through the Business Day immediately preceding the last scheduled Valuation Date that is not the Final Valuation Date, which we anticipate will be April 7, 2020 (for an anticipated April 8, 2020 Valuation Date and a Repurchase Date of April 13, 2020). If you choose to offer your ETNs for repurchase, you must offer at least $2,000,000 stated principal amount of ETNs (100,000 ETNs) to Credit Suisse for repurchase on any Repurchase Date. If you offer at least $2,000,000 stated principal amount of ETNs (100,000 ETNs) to Credit Suisse for repurchase and fulfill the repurchase procedures described below for a Repurchase Date, Credit Suisse will be obligated to repurchase your ETNs. The Trading Day immediately succeeding the Business Day on which you deliver a valid repurchase notice to Credit Suisse shall be the Valuation Date applicable to such repurchase, subject to postponement due to the occurrence of a Market Disruption Event. In addition, we have the right to repurchase the ETNs in whole but not in part on any Business Day during the term of the ETNs beginning April 20, 2012, if, at anytime on or after April 20, 2012, the principal amount of the ETNs outstanding is $10,000,000 (500,000 ETNs) or less. We will also have the right to repurchase the ETNs in the event the ETNs are not currently listed on a national stock exchange or the publication of the Index is discontinued and no successor index is appointed. Our right to repurchase the ETNs will expire on the Business Day immediately preceding the last scheduled Valuation Date that is not the Final Valuation Date, which we anticipate will be April 7, 2020. To repurchase the ETNs, we will deliver an irrevocable call notice to The Depositary Trust Company ("DTC"), as holder of the global note. The Trading Day immediately succeeding the Business Day on which the irrevocable call notice was delivered to DTC shall be the Valuation Date applicable to such repurchase, subject to postponement due to the occurrence of a Market Disruption Event.

        If your ETNs are repurchased (either at your election or ours), on the corresponding Repurchase Date, you will receive a cash payment in an amount equal to the "daily repurchase value", which is a cash payment per $20 principal amount ETN equal to (a) the product of (i) $20 and (ii) the Index Factor on the applicable Valuation Date, plus (b) the Coupon Payment determined on the applicable Valuation Date, if any, minus (c) the fee shortfall on such Valuation Date, if any. In no event, however, will the daily repurchase value be less than zero. In addition, you will receive the Coupon Payment with respect to the Coupon Valuation Date immediately preceding the applicable Valuation Date if, on the relevant Valuation Date, the Ex-Date with respect to such Coupon Payment has not yet occurred. Credit Suisse Securities (USA) LLC ("CSSU") may charge investors an additional fee of up to $0.03 for each ETN that is repurchased at the investor's option

        The fee shortfall on such Valuation Date will be, if the MLP Distribution Amount is less than the Investor Fee, each determined on such Valuation Date, equal to the absolute value of the difference between such MLP Distribution Amount and such Investor Fee. If such MLP Distribution Amount is equal to or greater than such Investor Fee, the fee shortfall on such Valuation Date will be zero.

        The Index Factor on the applicable Valuation Date is the closing level of the Index on that day divided by the initial Index level.

        Because the Investor Fee reduces your Coupon Payment and may reduce the amount of your return at maturity or upon repurchase, the level of the Index must increase by an amount equal to the percentage of the principal amount represented by the Investor Fee, minus the Coupon Payments, if any, in order for you to receive an aggregated amount over the term of the ETNs equal to at least the principal amount of your investment. If the level of the Index decreases or does not increase sufficiently, you will receive less, and possibly significantly less, than the principal amount of your investment at maturity or upon repurchase by Credit Suisse.

        A Repurchase Date is the third Business Day following a Valuation Date. Unless your scheduled Repurchase Date is postponed due to a Market Disruption Event, the final day on which Credit Suisse will repurchase your ETNs will be April 13, 2020. As such, we anticipate that you must offer your ETNs for repurchase no later than April 7, 2020.

        A Valuation Date is each Trading Day from April 15, 2010 to April 8, 2020, inclusive, and April 14, 2020, unless the Calculation Agent reasonably determines that a Market Disruption Event occurs or is continuing on that day. A Valuation Date may be postponed due to a Market Disruption Event up to six scheduled Trading Days. If postponement of a Valuation Date due to a Market Disruption Event occurs, such postponement will continue until the Trading Day on which there is no Market Disruption Event, for up to six scheduled Trading Days. If a Market Disruption Event occurs or is continuing on such sixth scheduled Trading Day, the Calculation Agent will determine the closing level of the Index applicable to such Valuation Date according to the methodology described under "—Market Disruption Events" below. If a Valuation Date is postponed, the corresponding Repurchase Date will also be postponed to the third Business Day following such Valuation Date as postponed.

        The closing level of the Index on any Valuation Date will be determined by the Calculation Agent based upon the closing level published on the Bloomberg page "MLPX <Index>" or any successor page on Bloomberg or any successor service, as applicable; provided, however, in the event that a Valuation Date is postponed due to a Market Disruption Event, the Calculation Agent will determine the closing level of the Index for the purposes of determining the Index Factor according to the methodology described below in "—Market Disruption Events."

        The Valuation Date applicable to any repurchase, whether at your option or the option of Credit Suisse, shall be the Trading Day immediately following the Business Day on which either you deliver the repurchase offer to Credit Suisse or on which we deliver a call notice to DTC.

        In the event that payment upon repurchase by Credit Suisse is deferred beyond the original Repurchase Date as provided herein, no interest or other amount will accrue or be payable with respect to that deferred payment.

Repurchase Procedures

Repurchase at Your Option

        You may, subject to the minimum repurchase amount described above, elect to offer your ETNs to Credit Suisse for repurchase on any Business Day during the term of the ETNs, beginning on April 14, 2010 until the Business Day immediately preceding the last scheduled Valuation Date other than the Final Valuation Date, which we anticipate will be April 7, 2020. If you wish to offer your ETNs to Credit Suisse for repurchase, you and your broker must follow the following procedures:

•
your broker must deliver a completed irrevocable Offer for Repurchase, a form of which is attached as Annex A to this pricing supplement, to Credit Suisse by 10:00 a.m., New York City time, on the Business Day immediately preceding the Valuation Date applicable to the Repurchase Date. One portion of the Offer for Repurchase must be completed by you as beneficial owner of the ETNs and the other portion must be completed by your broker. You must offer $2,000,000 principal amount or more of your ETNs (100,000 ETNs) for repurchase by Credit Suisse on any Repurchase Date. Credit Suisse must acknowledge receipt from your broker in order for your offer to be effective;

•
your broker must book a delivery vs. payment trade with respect to your ETNs on the applicable Valuation Date at a price equal to the applicable daily repurchase value, facing Credit Suisse; and

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your broker must cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable Repurchase Date (the third Business Day following the Valuation Date).

        Different brokers and DTC participants may have different deadlines for accepting instructions from their customers. Accordingly, you should consult the brokerage firm or other DTC participant through which you own your interest in the ETNs in respect of such deadlines. If Credit Suisse does not receive your offer for repurchase from your broker or DTC participant by 10:00 a.m., New York City time, on the Business Day immediately preceding a Valuation Date, your offer will not be effective and we will not accept your offer to us to repurchase your ETNs on the applicable Repurchase Date. Any repurchase instructions which we receive in accordance with the procedures described above will be irrevocable.

        For the avoidance of doubt, CSSU will act as our agent in connection with any repurchases at your option and may charge a fee of up to $0.03 per ETN.

Repurchase at Our Option

        We have the right to repurchase the ETNs, in whole but not in part, if at any time on or after April 20, 2012, if on or after such date the principal amount of ETNs outstanding is $10,000,000 (500,000 ETNs) or less. We will also have the right to repurchase the ETNs in the event the ETNs are not currently listed on a national stock exchange or the publication of the Index is discontinued and no successor index is appointed. Our right to repurchase the ETNs will expire on the Business Day immediately preceding the last scheduled Valuation Date other than the Final Valuation Date, which we anticipate will be April 7, 2020. To call the ETNs for repurchase, we will deliver an irrevocable call notice to DTC (the holder of the global note).

        Any ETNs previously repurchased by us at your option will be cancelled on the relevant Repurchase Date. Consequently, as of such Repurchase Date, the repurchased ETNs will no longer be considered outstanding ETNs for purposes of determining whether we have the ability to exercise our repurchase right.

Market Disruption Events

        As set forth under "—Payment at Maturity" and "—Payment Upon Repurchase" above, the Calculation Agent will determine the closing level of the Index on each Valuation Date, including the Final Valuation Date.

        A "Market Disruption Event" means the occurrence or existence on any scheduled Trading Day during the one-half hour period that ends at the relevant Valuation Time, of any suspension of or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) on:

          (a)   an exchange on which securities that comprise 20% or more of the level of the Index (or a successor index) are traded based on a comparison of (1) the portion of the level of the Index (or a successor index) attributable to each component comprising the Index (or a successor index) in which trading is, in the determination of the Calculation Agent, materially suspended or materially limited relative to (2) the overall level of the Index (or a successor index), in the case of (1) or (2) immediately before that suspension or limitation;

          (b)   a Related Exchange in options contracts on the Index (or a successor index); or

          (c)   a Related Exchange in futures contracts on the Index (or a successor index); and

in the case of (a), (b) or (c) a determination by the Calculation Agent that such suspension or limitation is material.

        "Related Exchange" means any exchange on which futures or options contracts relating to the Index are traded and any successor to such exchange or any substitute exchange to which trading in futures or options contracts relating to the Index has temporarily relocated.

        "Exchange" means the principal exchange on which the relevant security is traded.

        "Valuation Time" means the time at which S&P or the Index Sponsor calculates the closing level of the Index on any Trading Day.

        A Valuation Date will be postponed and thus the determination of the closing level of the Index will be postponed if the Calculation Agent reasonably determines that, on such Valuation Date, a Market Disruption Event has occurred or is continuing. In such case, that Valuation Date will be postponed to the next Trading Day on which the Calculation Agent determines that no Market Disruption Event occurs or is continuing, unless in respect of such Valuation Date the Calculation Agent determines that a Market Disruption Event occurs or is continuing on each of the six scheduled Trading Days immediately following the scheduled Valuation Date. In that case, (a) the sixth scheduled Trading Day following the scheduled Valuation Date will be deemed to be the Valuation Date, notwithstanding the Market Disruption Event, and (b) the Calculation Agent will determine the closing level for the Index on that deemed Valuation Date in accordance with the formula for and method of calculating the Index last in effect prior to the commencement of the Market Disruption Event using exchange traded prices of the Constituent MLPs on the relevant exchanges (as determined by the Calculation Agent in its sole and absolute discretion) or, if trading in any Constituent MLP has been materially suspended or materially limited, its good faith estimate of the prices that would have prevailed on the exchanges (as determined by the Calculation Agent in its sole and absolute discretion) but for the suspension or limitation, as of the Valuation Time on that deemed Valuation Date, of each Constituent MLP (subject to the provisions described under "—Discontinuation or Modification of the Index" herein). Any such postponement or determinations by the Calculation Agent may adversely affect your return on the ETNs. In addition, no interest or other payment will be payable as a result of such postponement.

        If a scheduled Valuation Date, including the Final Valuation Date, is postponed due to a Market Disruption Event, the Repurchase Date will also be postponed so that such Repurchase Date occurs on the third Business Day following the Valuation Date as postponed.

        If the Final Valuation Date is postponed due to a Market Disruption Event, the Maturity Date will also be postponed so that the Maturity Date occurs on the fifth Business Day following the Final Valuation Date as postponed.

Default Amount on Acceleration

        For the purpose of determining whether the holders of our senior medium-term notes, of which the ETNs are a part, are entitled to take any action under the indenture, we will treat the stated principal amount of each ETN outstanding as the principal amount of that ETN. Although the terms of the ETNs may differ from those of the other senior medium-term notes, holders of specified percentages in principal amount of all senior medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the senior medium-term notes, including the ETNs. This action may involve changing some of the terms that apply to the senior medium-term notes, accelerating the maturity of the senior medium-term notes (in accordance with the acceleration provisions set forth in the accompanying prospectus) after a default or waiving some of our obligations under the indenture.

        In case an event of default (as defined in the accompanying prospectus) with respect to any ETNs shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the ETNs will be determined by the Calculation Agent and will equal, for each ETN you then hold, the daily repurchase value determined by the Calculation Agent on the next Valuation Date.

Further Issuances

        We may, from time to time, without notice to or the consent of the holders of the ETNs, create and issue additional securities having the same terms and conditions as the ETNs offered by this pricing supplement, and ranking on an equal basis with the ETNs in all respects. Although the denomination and stated principal amount of each ETN is $20, any future issuances of ETNs may be issued at a price higher or lower than the stated principal amount, based on the indicative value of the ETNs at that time. If there is substantial demand for the ETNs, we may issue additional ETNs frequently. We anticipate that the maximum aggregate principal amount of ETNs that we will issue will be $1,000,000,000 (50,000,000 ETNs). However, we have no obligation to issue up to this amount or any specific amount of ETNs and in our sole discretion, may issue ETNs in excess of this amount. Such additional ETNs will be consolidated and form a single series with the ETNs. We have no obligation to take your interests into account when deciding to issue additional securities. A form of request for the creation of new issuances of ETNs is attached hereto as ANNEX B. If on any Valuation Date we price an additional ETN creation a Market Disruption Event occurs or is occurring, we will determine the closing level of the Index applicable to such creation in accordance with the procedures under "—Market Disruption Events".

Discontinuation or Modification of the Index

        If the publication of the Index is discontinued and the Index Sponsor or any other person or entity calculates and publishes an Index that the Calculation Agent, after consultation with Credit Suisse, reasonably determines is comparable to the Index and approves as a successor index (any such index, the "successor index"), then the Calculation Agent will determine the level of the Index on the applicable Valuation Date and the amount payable at maturity or upon repurchase by Credit Suisse by reference to such successor index for the period following the discontinuation of the Index.

        If the Calculation Agent reasonably determines that the publication of the Index is discontinued and that there is no successor index available, we will have the right to repurchase the ETNs. If we choose to exercise this right, the Trading Day immediately succeeding the Business Day the irrevocable call notice was delivered to DTC shall be the Valuation Date applicable to such repurchase, subject to postponement as described herein. In the event that a value of the Index needs to be calculated and no successor index has been appointed, the Calculation Agent, after consultation with Credit Suisse, will determine the value of the Index (and any amounts payable on the ETNs) by a computation methodology that the Calculation Agent determines will as closely as reasonably possible replicate the Index.

        If the Calculation Agent reasonably determines that the Index, the Constituent MLPs or the method of calculating the Index or any successor index has been changed at any time in any significant respect, whether the change is made by the Index Sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor index, is due to events affecting one or more of the Constituent MLPs, or is due to any other reason—then the Calculation Agent, after consultation with Credit Suisse, will be permitted (but not required) to make such adjustments to the Index or method of calculating the Index as it reasonably believes are appropriate to ensure that the level of the Index used to determine the amount payable on the Maturity Date or upon repurchase by Credit Suisse replicates as fully as possible the economic character of the Index.

        All determinations and adjustments to be made by the Calculation Agent with respect to the level of the Index and the amount payable at maturity or upon repurchase by Credit Suisse or otherwise relating to the level of the Index may be made in the Calculation Agent's reasonable discretion. The Calculation Agent shall make all determinations and adjustments such that, to the greatest extent possible, the fundamental economic terms of the Index are equivalent to those immediately prior to the event requiring or permitting such determinations or adjustments. See "Risk Factors" in this pricing supplement for a discussion of certain conflicts of interest which may arise with respect to the Calculation Agent.

Manner of Payment and Delivery

        Any payment on or delivery of the ETNs at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the ETNs are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Role of Calculation Agent

        Credit Suisse International, an affiliate of ours, will serve as the Calculation Agent. The Calculation Agent will, in its reasonable discretion, make all determinations regarding the ETNs, including, but not limited to, any Coupon Payment, the amount payable in respect of your ETNs at maturity or upon repurchase by Credit Suisse, Market Disruption Events (see "—Market Disruption Events" above), Business Days, Trading Days, the Investor Fee, the Index Factor, the default amount, the initial Index level, the closing level of the Index on any Valuation Date, the Maturity Date, Repurchase Dates, and any other calculations or determinations with respect to the ETNs. Absent manifest error, all determinations of the Calculation Agent will be final and binding on you and us, without any liability on the part of the Calculation Agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the Calculation Agent.

CLEARANCE AND SETTLEMENT

        You will not have the right to receive physical certificates evidencing your ownership of the ETNs except under limited circumstances. Instead, we will issue the ETNs in the form of a global certificate (the global note), which will be held by DTC or its nominee. Direct and indirect participants in DTC will record beneficial ownership of the ETNs by individual investors. Accountholders in the Euroclear or Clearstream Banking clearance systems may hold beneficial interests in the ETNs through the accounts those systems maintain with DTC. DTC participants that hold the ETNs through DTC on behalf of investors will follow the settlement practices applicable to equity securities in DTC's settlement system with respect to the distribution of the ETNs and secondary market trading between DTC participants. You should refer to the section "Description of Notes—Book-Entry, Delivery and Form" in the accompanying prospectus supplement and the section "Description of Debt Securities—Book-Entry System" in the accompanying prospectus.

USE OF PROCEEDS AND HEDGING

        We intend to use the net proceeds from this offering for our general corporate purposes, which may include the refinancing of our existing indebtedness outside Switzerland. We may also use some or all of the net proceeds from this offering to hedge our obligations under the ETNs.

        One or more of our affiliates before and following the issuance of the ETNs may acquire or dispose of one or more Constituent MLPs, or listed or over-the-counter options contracts in, or other derivatives or synthetic instruments related to, the Index or one or more Constituent MLPs to hedge our obligations under the ETNs. In the course of pursuing such a hedging strategy, the price at which such positions may be acquired or disposed of may be a factor in determining the levels of the Index. Although we and our affiliates have no reason to believe that our or their hedging activities will have a material impact on the level of the Index, there can be no assurance that the level of the Index will not be affected.

        From time to time after issuance and prior to the maturity of any ETNs, depending on market conditions (including the level of the Index), in connection with hedging certain of the risks associated with the ETNs, we expect that one or more of our affiliates will increase or decrease their initial hedging positions using dynamic hedging techniques and may take long or short positions in listed or over-the-counter options contracts in, or other derivative or synthetic instruments related to, the Index, or one or more Constituent MLPs. In addition, we or one or more of our affiliates may take positions in other types of appropriate financial instruments that may become available in the future. To the extent that we or one or more of our affiliates have a hedge position in the Index or one or more Constituent MLPs, we or one or more of our affiliates may liquidate a portion of those holdings on or before the Final Valuation Date. Depending, among other things, on future market conditions, the aggregate amount and the composition of such positions are likely to vary over time. Our or our affiliates' hedging activities will not be limited to any particular securities exchange or market.

        The hedging activity discussed above may adversely affect the level of the Index and, as a consequence, the market value of the ETNs and the amount payable at maturity or upon repurchase by Credit Suisse. See "Risk Factors" in this pricing supplement for a discussion of possible adverse effects related to our hedging activities.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following discussion summarizes certain U.S. federal income tax consequences of owning and disposing of ETNs that may be relevant to holders of ETNs that acquire their ETNs from us as part of the original issuance of the ETNs. This discussion applies only to holders that hold their ETNs as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"). Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are:

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  a financial institution,

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  a mutual fund,

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  a tax-exempt organization,

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  a grantor trust,

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  certain U.S. expatriates,

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  an insurance company,

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  a dealer or trader in securities or foreign currencies,

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  a person (including traders in securities) using a mark-to-market method of accounting,

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  a person who holds securities as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction, or

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  an entity that is treated as a partnership for U.S. federal income tax purposes.

        The discussion is based upon the Code, law, regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and foreign laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the "IRS") has been or will be sought as to the

U.S. federal income tax consequences of the ownership and disposition of ETNs, and the following discussion is not binding on the IRS.

        You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of the ETNs, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

        IRS CIRCULAR 230 REQUIRES THAT WE INFORM YOU THAT ANY TAX STATEMENT HEREIN REGARDING ANY U.S. FEDERAL TAX IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING ANY PENALTIES. ANY SUCH STATEMENT HEREIN WAS WRITTEN TO SUPPORT THE MARKETING OR PROMOTION OF THE TRANSACTION(S) OR MATTER(S) TO WHICH THE STATEMENT RELATES. A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE ETNS SHOULD CONSULT ITS OWN TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE ETNS, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

Characterization of the ETNs

        There are no regulations, published rulings, or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of your ETNs. Thus, we intend to treat the ETNs, for U.S. federal income tax purposes, as a prepaid forward contract, with respect to the Index that is eligible for open transaction treatment. In the absence of an administrative or judicial ruling to the contrary, we and, by acceptance of the ETNs, you, agree to treat your ETNs for all tax purposes in accordance with such characterization. In light of the fact that we agree to treat the ETNs as a prepaid forward contract, the balance of this discussion assumes that the ETNs will be so treated.

        You should be aware that the characterization of the ETNs as described above is not certain, nor is it binding on the IRS or the courts. Thus, it is possible that the IRS would seek to characterize your ETNs in a manner that results in tax consequences to you that are different from those described above. For example, the IRS might assert that the ETNs constitute debt instruments that are "contingent payment debt instruments" that are subject to special tax rules under the applicable Treasury regulations governing the recognition of income over the term of your ETNs. If the ETNs were to be treated as contingent payment debt instruments and they had term of more than one year, you would be required to include in income on an economic accrual basis over the term of the ETNs an amount of interest that is based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your ETNs, or the comparable yield. The characterization of ETNs as contingent payment debt instruments under these rules may be different.

        You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your ETNs for U.S. federal income tax purposes.

U.S. Holders

        For purposes of this discussion, the term "U.S. Holder," for U.S. federal income tax purposes, means a beneficial owner of ETNs that is (1) a citizen or resident of the United States, (2) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes. If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds ETNs, the U.S. federal income tax treatment of such partnership and a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership, or a partner of a partnership, holding ETNs, you should consult your tax advisor regarding the tax consequences to you from the partnership's purchase, ownership and disposition of the ETNs.

        In accordance with the agreed-upon tax treatment described above, upon receipt of the redemption amount of the ETNs from us, and subject to the discussion below under "Constructive Ownership Transaction Rules", a U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received from us and the U.S. Holder's tax basis in the ETN at that time. For ETNs with a term of more than one year, such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the ETN for more than one year at maturity. For ETNs with a term of one year or less, such gain or loss will be short-term capital gain or loss. The deductibility of capital losses is subject to certain limitations.

        Upon the sale or other taxable disposition of an ETN, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and the U.S. Holder's tax basis in the ETN (generally its cost). For ETNs with a term of more than one year, such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the ETN for more than one year at the time of disposition. For ETNs with a term of one year or less, such gain or loss will be short-term capital gain or loss. The deductibility of capital losses is subject to certain limitations.

        Any coupon payment received by a U.S. Holder in respect of an ETN should be characterized as ordinary income includible in a U.S. Holder's income in accordance with such U.S. Holder's method of accounting.

        However, even if the agreed-upon tax characterization of the ETNs (as described above) were upheld, it is possible that the IRS could assert that each reconstitution or rebalancing (collectively, "Rebalancing") of the Index is considered a taxable event to you. If the IRS were to prevail in treating each Rebalancing of the Index as a taxable event, you would recognize capital gain or, possibly, loss on the ETNs on the date of each Rebalancing to the extent of the difference between the fair market value of the ETNs and your adjusted basis in the ETNs at that time. Such gain or loss generally would be short-term capital gain or loss.

Constructive Ownership Transaction Rules

        Under Code section 1260, special tax rules apply to an investor that enters into a "constructive ownership transaction" with respect to an equity interest in a "pass-thru entity." For this purpose, a partnership is considered to be a pass-thru entity. Accordingly, because the ETNs reference an equity interest in MLPs, which are treated as partnerships for federal income tax purposes, your ETNs will be treated as a constructive ownership transaction. Accordingly, upon the maturity of the ETNs (or upon the sale or other taxable disposition of the ETNs prior to their maturity) any gain that otherwise would be long-term capital gain in excess of the "net underlying long-term capital gain" will be treated as ordinary income, and an interest charge will apply as if such income had accrued for tax purposes at a constant yield over the term of your ETNs. Under Code section 1260, there is a presumption that the net underlying long-term capital gain is zero (with the result that the recharacterization and interest charge described above would apply to all of the gain from the ETNs that otherwise would have been long-term capital gain), unless the contrary is demonstrated by clear and convincing evidence. The net underlying long-term capital gain is the net long-term capital gain that would have been realized by an investor who had acquired the reference underlying for its fair market value on the date the ETN was acquired and sold the reference underlying on the date of maturity or earlier disposition thereof.

        Whether you will realize a capital gain in excess of any net underlying long-term capital gain for purposes of Code section 1260 will depend on a number of factors that we cannot predict. One factor is the amount of coupon payments you receive with respect to the security. If distributions by the Constituent MLPs are sufficiently large, you may realize little or no capital gain upon maturity or other disposition of the security. In addition, it is unclear where a constructive ownership transaction relates to more than one underlying partnership, whether the determination of whether there is a net underlying long-term capital gain would be based on the aggregate of the underlying partnerships or on each underlying partnership individually. If the determination must be based on each underlying partnership individually, it is not clear how the relevant computations would be made for purposes of Code section 1260, but it is more likely that the recharacterization and interest charge provisions of Code section 1260 would apply.

        You will be responsible for obtaining information necessary to determine the net underlying long-term capital gain with respect to the constituent members of the Index, as we do not intend to supply you with such information. You should consult with your tax advisors regarding the application of the constructive ownership transaction to your ETNs and the calculations necessary to comply with Code section 1260.

Legislation Affecting ETNs Held Through Foreign Accounts

        Congress recently enacted, the "Hiring Incentives to Restore Employment Act" (the "Act"). Under the Act, a 30% withholding tax is imposed on "withholdable payments" made to foreign financial institutions (and their more than 50% affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account at the institution (or the institution's affiliates) and to annually report certain information about such account. "Withholdable payments" include payments of interest (including original issue discount), dividends, and other items of fixed or determinable annual or periodical gains, profits, and income ("FDAP"), in each case, from sources within the United States, as well as gross proceeds from the sale of any property of a type which can produce interest or dividends from sources within the United States. The Act also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or to certify that they do not have any substantial United States owners) to withhold tax at a rate of 30%. We will treat the coupon payments on the ETNs as withholdable payments for these purposes.

        Withholding under the Act would apply to all withholdable payments without regard to whether the beneficial owner of the payment is a U.S. person, or would otherwise be entitled to an exemption from the imposition of withholding tax pursuant to an applicable tax treaty with the United States or pursuant to U.S. domestic law. Unless a foreign financial institution is the beneficial owner of a payment, it would be subject to refund or credit in accordance with the same procedures and limitations applicable to other taxes withheld on FDAP payments provided that the beneficial owner of the payment furnishes such information as the IRS determines is necessary to determine whether such beneficial owner is a United States owned foreign entity and the identity of any substantial United States owners of such entity. Generally, the Act's withholding and reporting regime is proposed to apply to payments made after December 31, 2012. Thus, if you hold your ETNs through a foreign financial institution or foreign corporation or trust, your coupon payments made after December 31, 2012 may be subject to 30% withholding.

Non-U.S. Holders Generally

        The U.S. withholding tax consequences of any coupon payment in respect of the ETNs is uncertain. Given the uncertainty, if the ETN provides for the payment of a coupon or coupons, we will withhold U.S. income tax at a rate of 30% on any coupon payment made to a non-U.S. Holder (a "Non-U.S. Holder"). It may be possible for a Non-U.S Holder to take the position that some or all of a coupon payment is subject to a reduced withholding tax rate under an applicable tax treaty. Any Non-U.S. Holder taking the position that a coupon payment is exempt from the 30% withholding tax or eligible for a reduced rate of U.S. withholding tax may seek a refund or credit of any excess amounts withheld by us by filing an appropriate claim for refund with the IRS. We will not, however, withhold U.S. tax from payments made to a Non-U.S. Holder for whom income from the ETN is effectively connected with a trade or business conducted in the United States and who supplies a properly completed IRS Form W-8ECI. Such a Non-U.S. Holder nonetheless will be subject to U.S. federal income tax in the same manner as a U.S. Holder and should refer to the discussion above relating to U.S. Holders. In addition, a Non-U.S. Holder that owns or is treated as owning more than five percent of the ETNs, may be treated as owning a "United States real property interest" within the meaning of Code section 897. For such a Non-U.S. Holder, any gain from the redemption, sale or other disposition of the ETNs would be treated as "effectively connected income," taxed in the manner discussed above.

        In the case of a Non-U.S. Holder that has no connection with the United States other than holding its ETNs, payment of the redemption amount by us in respect of the ETNs will not be subject to U.S. withholding tax, provided that such Non-U.S. Holder complies with applicable certification requirements. Any gain realized upon the sale or other disposition of the ETNs by such a Non-U.S. Holder will generally not be subject to U.S. federal income tax unless (1) such gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder or (2) in the case of an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met.

        Non-U.S. Holders are urged to consult their tax advisors with regard to their particular circumstances.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders

        The ETNs may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds the ETNs at the time of his or her death. The gross estate of a Non-U.S. Holder domiciled outside the United States includes only property situated in the United States. Individual Non-U.S. Holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the ETNs at death.

IRS Notice on Certain Financial Transactions

        On December 7, 2007, the IRS and the Treasury Department issued Notice 2008-2, in which they stated they are considering issuing new regulations or other guidance on whether holders of an instrument such as the ETNs should be required to accrue income during the term of the instrument. The IRS and Treasury Department also requested taxpayer comments on (1) the appropriate method for accruing income or expense (e.g., a mark-to-market methodology or a method resembling the noncontingent bond method), (2) whether income and gain on such an instrument should be ordinary or capital, and (3) whether foreign holders should be subject to withholding tax on any deemed income accrual.

        Accordingly, it is possible that regulations or other guidance may be issued that require holders of the ETNs to recognize income in respect of the ETNs prior to receipt of any payments thereunder or sale thereof. Any regulations or other guidance that may be issued could result in income and gain (either at maturity or upon sale) in respect of the ETNs being treated as ordinary income. It is also possible that a Non-U.S. Holder of the ETNs could be subject to U.S. withholding tax in respect of the ETNs under such regulations or other guidance. It is not possible to determine whether such regulations or other guidance will apply to your ETNs (possibly on a retroactive basis). You are urged to consult your tax advisor regarding Notice 2008-2 and its possible impact on you.

Information Reporting Regarding Foreign Accounts

        The Act also requires individual taxpayers with an interest in any "specified foreign financial asset" to file a report to the IRS with information relating to the asset and the maximum value thereof during the taxable year for any year in which the aggregate value of all such assets is greater than $50,000 (or such higher dollar amount as prescribed by Treasury regulations). Specified foreign financial assets include any depository or custodial account held at a foreign financial institution; any debt or equity interest in a foreign financial institution if such interest is not regularly traded on an established securities market; and, if not held at a financial institution, (i) any stock or security issued by a non-United States person, (ii) any financial instrument or contract held for investment where the issuer or counterparty is a non-United States person, and (iii) any interest in an entity which is a non-United States person. Depending on the aggregate value of your investment in specified foreign assets, you may be obligated to file an annual report under this provision. The requirement to file a report is effective for taxable years beginning after March 18, 2010. Penalties apply to any failure to file a required report.

Backup Withholding and Information Reporting

        A holder of the ETNs (whether a U.S. Holder or a Non-U.S. Holder) may be subject to information reporting requirements and to backup withholding with respect to certain amounts paid to such holder unless it provides a correct taxpayer identification number, complies with certain certification procedures establishing that it is not a U.S. Holder or establishes proof of another applicable exemption, and otherwise complies with applicable requirements of the backup withholding rules.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

        We sold $15,000,000 in principal amount of the ETNs on the inception date to CSSU, an affiliate of ours, and through one or more dealers purchasing as principals through CSSU at 100% of their stated principal amount of $20 each. The initial ETNs sold to CSSU will be sold to investors over time. After the initial settlement date, additional ETNs may be offered and sold from time to time, at prevailing prices at the time of sale, through CSSU, acting as principal or as our agent, to investors and to dealers acting as principals for resale to investors. We will receive proceeds equal to 100% of the offering price of ETNs sold after the initial settlement date.

        We may deliver ETNs against payment therefor on a date that is greater than three Business Days following the date of sale of any ETNs. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three Business Days, unless parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to transact in ETNs that are to be issued more than three Business Days after the related trade date will be required to specify alternative settlement arrangements to prevent a failed settlement.

        CSSU and any other agent and dealer in the initial and any subsequent distribution are expected to charge normal commissions for the purchase of the ETNs.

        Broker-dealers may make a market in the ETNs, although none of them are obligated to do so and any of them may stop doing so at any time without notice. This prospectus (as such term includes this pricing supplement and the accompanying prospectus supplement and prospectus) may be used by such dealers and our affiliates in connection with market-making transactions. In these transactions, dealers may resell an ETN covered by this prospectus that they acquire from other holders after the original offering and sale of the ETNs, or they may sell an ETN covered by this prospectus in short sale transactions.

        Broker-dealers and other persons are cautioned that some of their activities may result in their being deemed participants in the distribution of the ETNs in a manner that would render them statutory underwriters and subject them to the prospectus delivery and liability provisions of the Securities Act of 1933 (the "Securities Act"). Among other activities, broker-dealers and other persons may make short sales of the ETNs and may cover such short positions by borrowing ETNs from us or our affiliates or by purchasing ETNs from us or our affiliates subject to our obligation to repurchase such ETNs at a later date. As a result of these activities, these market participants may be deemed statutory underwriters. If these activities are commenced, they may be discontinued at any time. A determination of whether a particular market participant is an underwriter must take into account all the facts and circumstances pertaining to the activities of the participant in the particular case, and the example mentioned above should not be considered a complete description of all the activities that would lead to designation as an underwriter and subject a market participant to the prospectus-delivery and liability provisions of the Securities Act. This prospectus will be deemed to cover any short sales of ETNs by market participants who cover their short positions with ETNs borrowed or acquired from us or our affiliates in the manner described above.

        CSSU, a FINRA member, will provide certain services relating to the distribution of the ETNs and may be paid a fee for its services equal to all, or a portion of, the investor fee. Although CSSU will not receive any discounts or commissions in connection with such sales, CSSU is expected to charge normal commissions for the purchase of any such ETNs. Any distribution of the ETNs in which CSSU participates will conform to the requirements of NASD Rule 2720. CSSU will act as our agent in connection with any repurchases at the investor's option and may charge investors a fee of up to $0.03 for each ETN. The amount of the fees paid in connection with the ETNs that represent underwriting compensation will not exceed a total of 8% of the proceeds to us from the ETNs.

BENEFIT PLAN INVESTOR CONSIDERATIONS

        The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and Section 4975 of the Internal Revenue Code of 1986, (the "Code"), impose certain requirements on (a) employee benefit plans subject to Title I of ERISA, (b) individual retirement accounts, Keogh plans or other arrangements subject to Section 4975 of the Code, (c) entities whose underlying assets include "plan assets" by reason of any such plan's or arrangement's investment therein (we refer to the foregoing collectively as "Plans") and (d) persons who are fiduciaries with respect to Plans. In addition, certain governmental, church and non-U.S. plans ("Non-ERISA Arrangements") are not subject to Section 406 of ERISA or Section 4975 of the Code, but may be subject to other laws that are substantially similar to those provisions (each, a "Similar Law").

        In addition to ERISA's general fiduciary standards, Section 406 of ERISA and Section 4975 of the Code prohibit certain transactions involving the assets of a Plan and persons who have specified relationships to the Plan, i.e., "parties in interest" as defined in ERISA or "disqualified persons" as defined in Section 4975 of the Code (we refer to the foregoing collectively as "parties in interest") unless exemptive relief is available under an exemption issued by the U.S. Department of Labor. Parties in interest that engage in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and Section 4975 of the Code. We, and our current and future affiliates, including Credit Suisse Securities (USA) LLC and the Calculation Agent, may be parties in interest with respect to many Plans. Thus, a Plan fiduciary considering an investment in ETNs should also consider whether such an investment might constitute or give rise to a prohibited transaction under ERISA or Section 4975 of the Code. For example, the ETNs may be deemed to represent a direct or indirect sale of property, extension of credit or furnishing of services between us and an investing Plan which would be prohibited if we are a party in interest with respect to the Plan unless exemptive relief were available under an applicable exemption.

        In this regard, each prospective purchaser that is, or is acting on behalf of, a Plan, and proposes to purchase ETNs, should consider the exemptive relief available under the following prohibited transaction class exemptions, or PTCEs: (A) the in-house asset manager exemption (PTCE 96-23), (B) the insurance company general account exemption (PTCE 95-60), (C) the bank collective investment fund exemption (PTCE 91-38), (D) the insurance company pooled separate account exemption (PTCE 90-1) and (E) the qualified professional asset manager exemption (PTCE 84-14). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide a limited exemption for the purchase and sale of ETNs and related lending transactions, provided that neither the issuer of the ETNs nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction and provided further that the Plan pays no more than adequate consideration in connection with the transaction (the so-called "service provider exemption"). There can be no assurance that any of these statutory or class exemptions will be available with respect to transactions involving the ETNs.

        Each purchaser or holder of an ETN, and each fiduciary who causes any entity to purchase or hold an ETN, shall be deemed to have represented and warranted, on each day such purchaser or holder holds such ETNs, that either (i) it is neither a Plan nor a Non-ERISA Arrangement and it is not purchasing or holding ETNs on behalf of or with the assets of any Plan or Non-ERISA arrangement; or (ii) its purchase, holding and subsequent disposition of such ETNs shall not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code or any provision of Similar Law.

        Fiduciaries of any Plans and Non-ERISA Arrangements should consult their own legal counsel before purchasing the ETNs. We also refer you to the portions of the offering circular addressing restrictions applicable under ERISA, the Code and Similar Law.

        Each purchaser of an ETN will have exclusive responsibility for ensuring that its purchase, holding and subsequent deposition of the security does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Law. Nothing herein shall be construed as a representation that an investment in the ETNs would meet any or all of the relevant legal requirements with respect to investments by, or is appropriate for, Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement.

LEGAL MATTERS

        Sidley Austin LLP has acted as special counsel to the agent.

 ANNEX A

FORM OF OFFER FOR REPURCHASE

PART A: TO BE COMPLETED BY THE BENEFICIAL OWNER

Dated:
                [insert date]

Credit Suisse AG ("Credit Suisse")
Fax: 917-326-3140

Re:
Exchange Traded Notes due April 20, 2020
Linked to the Cushing® 30 MLP Index (the "ETNs")

Ladies and Gentlemen:

The undersigned beneficial owner hereby irrevocably offers to Credit Suisse the right to repurchase the ETNs, as described in the Pricing Supplement dated April 13, 2010, in the amounts and on the date set forth below.

Name of beneficial holder:
[insert name of beneficial owner]

Stated principal amount of ETNs offered for repurchase (You must offer at least 100,000 ETNs ($2,000,000 stated principal amount) for repurchase at one time for your offer to be valid.):

[insert principal amount of ETNs offered for repurchase by Credit Suisse]

Applicable Valuation Date:	,	20
Applicable Repurchase Date:	,	20
	[insert a date that is three Business Days following the applicable Valuation Date]

Contact Name:
[insert the name of a person or entity to be contacted with respect to this Offer for Repur- chase]
Telephone #:
[insert the telephone number at which the contact person or entity can be reached]

My ETNs are held in the following DTC Participant's Account (the following information is available from the broker through which you hold your ETNs):

  Name:

  DTC Account Number (and any relevant sub-account):

  Contact Name:

  Telephone Number:

Acknowledgement: In addition to any other requirements specified in the Pricing Supplement being satisfied, I acknowledge that the ETNs specified above will not be repurchased unless (i) this Offer for Repurchase, as completed and signed by the DTC Participant through which my ETNs are held (the "DTC Participant"), is delivered to Credit Suisse by 10:00 a.m., New York City time, on the Business Day immediately preceding the applicable Valuation Date, (ii) the DTC Participant has booked a "delivery vs. payment" ("DVP") trade on such applicable Valuation Date facing Credit Suisse, and (iii) the DTC Participant instructs DTC to deliver the DVP trade to Credit Suisse as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable Repurchase Date.

The undersigned acknowledges that Credit Suisse will not be responsible for any failure by the DTC Participant through which such undersigned's ETNs are held to fulfill the requirements for repurchase set forth above.

[Beneficial Holder]

PART B OF THIS NOTICE IS TO BE COMPLETED BY THE DTC PARTICIPANT IN WHOSE ACCOUNT THE ETNs ARE HELD AND DELIVERED TO CREDIT SUISSE BY 10:00 A.M., NEW YORK CITY TIME, ON THE BUSINESS DAY IMMEDIATELY PRECEDING THE APPLICABLE VALUATION DATE

 BROKER'S CONFIRMATION OF REPURCHASE

[PART B: TO BE COMPLETED BY BROKER]

Dated:
                [insert date]

Credit Suisse AG ("Credit Suisse")

Re:
Exchange Traded Notes due April 20, 2020
Linked to the Cushing® 30 MLP Index (the "ETNs")

Ladies and Gentlemen:

The undersigned holder of Exchange Traded Notes due April 20, 2020 Linked to the Cushing® 30 MLP Index, issued by Credit Suisse AG, acting through its Nassau Branch, CUSIP No. 22542D852 (the "ETNs") hereby irrevocably offers to Credit Suisse the right to repurchase, on the Repurchase Date of                                        , with respect to the number of the ETNs indicated below as described in the Pricing Supplement dated April 13, 2010 relating to the ETNs (the "Pricing Supplement"). Terms not defined herein have the meanings given to such terms in the Pricing Supplement.

The undersigned certifies to you that it will (i) book a delivery vs. payment trade on the Valuation Date with respect to the stated principal amount of ETNs specified below at a price per ETN equal to the repurchase value, facing Credit Suisse AG, DTC #355 and (ii) deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the Repurchase Date.

Very truly yours,

[NAME OF DTC PARTICIPANT HOLDER]

Contact Name:

Title:

Telephone:

Fax:

E-mail:
Stated principal amount of ETNs offered for repurchase (You must offer at least 100,000 ETNs ($2,000,000 stated principal amount) for repurchase at one time for your offer to be valid.):

DTC # (and any relevant sub-account):

 ANNEX B

REQUEST FOR THE CREATION OF NEW ISSUANCES

Broker's Name:

Telephone Number:

Aggregate number of ETNs:

DTC participant for settlement on behalf of the beneficial owner of the ETNs:

Contact Credit Suisse for settlement details

Name:

Telephone:

B-1

$1,000,000,000
Credit Suisse AG,
Acting through its Nassau Branch

Exchange-Traded Notes
due April 20, 2020
Linked to the Cushing® 30 MLP Index

April 13, 2010

Credit Suisse

QuickLinks

Credit Suisse
TABLE OF CONTENTS
SUMMARY
RISK FACTORS
THE INDEX
Historical Performance of the Cushing® 30 MLP Index
DESCRIPTION OF THE ETNS
SPECIFIC TERMS OF THE ETNS
CLEARANCE AND SETTLEMENT
USE OF PROCEEDS AND HEDGING
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)
BENEFIT PLAN INVESTOR CONSIDERATIONS
LEGAL MATTERS
ANNEX A FORM OF OFFER FOR REPURCHASE
BROKER'S CONFIRMATION OF REPURCHASE
ANNEX B REQUEST FOR THE CREATION OF NEW ISSUANCES